Exhibit 10.8

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 15, 2024 (this “Amendment”), is entered into by and among the lenders identified on the signature pages hereto (each such lender, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), FLUENT, LLC, a Delaware limited liability company (the “Borrower”), FLUENT, INC., a Delaware corporation (“Parent”), and each of the Guarantors (as defined in the Credit Agreement referred to below) identified on the signature pages hereto.

WHEREAS, the Borrower, the other Credit Parties (as defined in the Credit Agreement referred to below), the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of April 2, 2024 (as amended, restated, amended and restated, extended, modified, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders and the Administrative Agent are willing to amend certain provisions of the Credit Agreement, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Definitions. Capitalized terms used and not defined in this Amendment are used herein as defined in the Credit Agreement as amended hereby.

2.         Amendments to Credit Agreement.

(a)     Composite Credit Agreement. The Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-under lined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

(b)    Exhibits to Credit Agreement. Exhibit C to the Credit Agreement is hereby amended and restated in its entirety as set forth in the new Exhibit C attached hereto as Annex B.

(c)    Schedules to Credit Agreement. Schedule 6.17 to the Credit Agreement is hereby amended and restated in its entirety as set forth in the new Schedule 6.17 attached hereto as Annex C.

3. Representations, Warranties, Covenants and Acknowledgments.

(a)    Each Credit Party represents and warrants to the Administrative Agent and the Lenders that, upon and after giving effect to this Amendment, (i) each of the representations and warranties made by such Credit Party under the Loan Documents are true and correct in all material respects (but without duplication of any materiality qualifications) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without duplication of any materiality qualifications) as of such earlier date, (ii) it has the power and authority and is duly authorized to enter into and to deliver this Amendment and to perform all of its obligations under this Amendment, (iii) this Amendment has been duly executed and delivered by each Credit Party that is party hereto, (iv) this Amendment, the Credit Agreement and each of the other Loan Documents to which it is a party is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and (v) the execution, delivery and performance of this Amendment in accordance with its terms does not and will not (A) violate any provision of federal, state, provincial, foreign or local law or regulation applicable to any Credit Party or its Subsidiaries or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party or its Subsidiaries, (B) violate the Governing Documents of any Credit Party or its Subsidiaries, (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Agreement of any Credit Party or its Subsidiaries, (D) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Credit Party, other than Permitted Liens, or (E) require any approval of any board of directors, member, manager, partner (or similar governing body) or any holder of equity interests of a Credit Party or any approval or consent of any Person under any material agreement of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect, except in each case referred to in clauses (A), (C), (D) and (E), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)     Each Credit Party represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default shall exist after giving effect to this Amendment, or would result from giving effect to this Amendment.

(c)     Each Credit Party does hereby acknowledge and agree that, as of the date hereof, no known right of offset, defense, counterclaim, claim, causes of action or objection exists in favor of any Credit Party against the Administrative Agent or any Lender arising out of or with respect to (i) the Obligations, this Amendment, the Credit Agreement or any of the other Loan Documents, (ii) any other documents evidencing, securing or in any way relating to the foregoing, or (iii) the administration or funding of the Loans or the Obligations.

(d)     All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by the Administrative Agent or the Lenders shall affect such representations or warranties or the right of the Administrative Agent and the Lenders to rely upon them.

4.    Closing; Conditions Precedent. Each party hereto agrees that this Amendment shall be effective on the date on which each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent (such date being the “First Amendment Effective Date”):

(a)     The Borrower shall have received no less than $6,000,000 from a First Amendment Equity Raise.

(b)     The Administrative Agent shall have received counterparts to this Amendment duly executed by the Credit Parties and the Lenders.

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(c)    Any consents or approvals required in connection with the effectiveness of this Amendment and the other Loan Documents shall have been obtained and shall be in full force and effect.

(d)    The representations and warranties contained in Section 3 shall be true and correct as of the First Amendment Effective Date.

5.    Fees and Expenses. Without limiting the generality of Section 10.04 of the Credit Agreement, the Borrower agrees to pay on demand, without duplication, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery and performance of this Amendment and all other documents, instruments and agreements entered into in connection herewith and in connection with any other transactions contemplated hereby, including, without limitation, the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent.

6.    Release. As a material inducement to the Administrative Agent and the Lenders entering into this Amendment each Credit Party, for itself and its respective successors and assigns, (a) does hereby remise, release, waive, relinquish, acquit, satisfy and forever discharge the Administrative Agent and each Lender and all of the respective past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, Affiliates, successors and assigns of the Administrative Agent and each Lender (collectively the “Discharged Parties” and each a “Discharged Party”), from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, suits, claims, counterclaims, demands, defenses, setoffs, objections and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing and whether known or unknown, including, but not limited to, any and all claims which may be based on allegations of breach of contract, failure to lend, fraud, promissory estoppel, libel, slander, usury, negligence, misrepresentation, breach of fiduciary duty, bad faith, lender malpractice, undue influence, duress, tortious interference with contractual relations, interference with management, or misuse of control which such Credit Party now has or hereafter can, shall or may have by reason of any matter, cause, thing or event occurring on or prior the date of this Agreement, in each case, arising out of, in connection with or relating to (i) the Obligations, including, but not limited to, the administration or funding thereof, (ii) any of the Loan Documents or the indebtedness evidenced and secured thereby, and (iii) any other agreement or transaction between any Credit Party and any Discharged Party relating to or in connection with the Loan Documents or the transactions contemplated therein; and (b) does hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Discharged Party, by reason of or in connection with any of the foregoing matters, claims or causes of action, provided, however, that the foregoing release and covenant not to sue shall not apply to any claims first arising after the date of this Amendment with respect to acts, occurrences or events after the date of this Amendment.

7.    Additional Acknowledgement. Each Credit Party expressly acknowledges and agrees that the waivers, estoppels and releases in favor of the Administrative Agent and the Lenders contained in this Amendment shall not be construed as an admission of any wrongdoing, liability or culpability on the part of the Administrative Agent or any Lender, or as an admission by the Administrative Agent or any Lender of the existence of any claims by any Credit Party against the Administrative Agent or any Lender. Each Credit Party further acknowledges and agrees that, to the extent that any such claims exist, they are of a speculative nature so as to be incapable of objective valuation and that, to the extent that any such claims may exist and may have value, such value would constitute primarily “nuisance” value or “leverage” value in adversarial proceedings between any Credit Party and the Administrative Agent or any Lender. In any event, each Credit Party acknowledges and agrees that the value to such Credit Party of the covenants and agreements on the part of the Administrative Agent and each Lender contained in this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or other liabilities waived or released by such Credit Party hereunder.

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8.    Conflict; Amendments; Covenants. In the event of any conflict between the provisions of the Loan Documents and this Amendment, the provisions of this Amendment shall govern, it being the intent of the parties hereto that this Amendment shall constitute an amendment and modification of the Credit Agreement.

9.    No Waiver. Nothing contained in this Amendment shall extend to or affect in any way any of the rights or obligations of the Borrower, the other Credit Parties and their respective affiliates and/or subsidiaries, as applicable, or the Administrative Agent’s and the Lenders’ obligations and rights and remedies under the Loan Documents and applicable law. Except as expressly set forth herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Amendment shall be binding upon the Borrower, the other Credit Parties, any successors or assigns thereof, and any other guarantor or co-obligor of any of the Obligations.

10.    Ratification. Each of the Credit Parties hereby ratifies and confirms all of its Obligations to the Administrative Agent and the Lenders and all of the terms and conditions of each of the Loan Documents to which it is a party, and each of the Credit Parties acknowledges and agrees that each of the Loan Documents (including any schedules thereto and exhibits thereto), as amended by this Amendment, remains in full force and effect. Each of the Credit Parties hereby acknowledges, confirms and agrees that the Loan Documents, and any and all Collateral previously pledged to the Administrative Agent, for the benefit of the Secured Parties, pursuant thereto, shall continue to secure all Obligations of the Credit Parties at any time and from time to time outstanding under the Credit Agreement and the Loan Documents, as such Obligations have been, and may hereafter be, amended, restated, supplemented, increased or otherwise modified from time to time. Each Credit Party agrees that this Amendment is not intended to be, and is not, a novation of any of the Loan Documents or any of the Obligations thereunder.

11.     Miscellaneous.

(a)     Each Credit Party agrees to take such further action as the Administrative Agent shall reasonably request in connection herewith to evidence the agreements herein contained.

(b)    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

(c)     This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

(d)    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).

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(e)    This Amendment may not be modified, altered or amended except by agreement in writing signed by all of the parties hereto. Each Credit Party acknowledges that it has consulted with counsel and with such other expert advisors as it deemed necessary in connection with the negotiation, execution and delivery of this Amendment. This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted. Nothing in this Amendment shall be construed to alter the debtor-creditor relationship between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Amendment shall be prohibited by or rendered invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment. This Amendment is not intended as, nor shall it be construed to create, a partnership or joint venture relationship between or among any of the parties.

(f)     This Amendment shall be deemed a Loan Document, and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees and other amounts and expenses) shall constitute Obligations under the Loan Documents and shall be secured by the Collateral as security for the Obligations. This Amendment together with the other Loan Documents embodies the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.

(g)     This Amendment shall in all respects be subject to the confidentiality provisions of Section 10.07 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written, and the Guarantors (i) join in the execution and delivery of this Amendment and give their consent to this Amendment, and to the execution, delivery and performance thereof by the Borrower, (ii) agree to be bound by the terms of this Amendment, and (iii) waive any right (to notice or otherwise) owed, or defense otherwise available, to such Guarantor in respect of this Amendment or the execution, delivery or performance thereof by the Borrower.

BORROWER:

FLUENT, LLC, a Delaware limited liability company

By:
Name: Donald Patrick
Title: Chief Executive Officer

GUARANTORS:

FLUENT, INC., a Delaware corporation

By:
Name: Donald Patrick
Title: Chief Executive Officer

[Fluent- Signature Page to First Amendment to Credit Agreement]

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ADPARLOR, LLC
AMERICAN PRIZE CENTER LLC
BIG PUSH MEDIA, LLC
DELIVER TECHNOLOGY LLC
EARN BIG REWARDS, LLC
EARNVIRTUAL, LLC
EASE WINS, LLC
FIND DREAM JOBS, LLC
FLUENT MEDIA LABS, LLC
HVGUS,LLC
HUNT FOR JOBS, LLC
INBOX PAL, LLC
INFLUENTZ, LLC
MAIN SOURCE MEDIA, LLC
PURPOSE APP, LLC
PURPOSE INSURANCE AGENCY, LLC
RETROPOINT, LLC
REWARD ZONE USA LLC
REWARDSFLOW LLC
SAMPLES & SAVINGS, LLC
SEA OF SAVINGS LLC
SEARCH WORKS MEDIA, LLC
THE SMART WALLET, LLC
VESEY STUDIOS, LLC,
each a Delaware limited liability company

By:
Name: Donald Patrick
Title: Chief Executive Officer

NETCREATIONS LLC, a Nevada limited liability company

By:
Name: Donald Patrick
Title: Chief Executive Officer

WINOPOLY LLC, a New York limited liability company

By:
Name: Donald Patrick
Title: Chief Executive Officer

[Fluent- Signature Page to First Amendment to Credit Agreement]

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ADMINISTRATIVE AGENT:

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT
SOLUTIONS, as Administrative Agent and Lender

By:
Name: Rebecca Tarby
Title: Senior Managing Director

[Fluent – Signature Page to First Amendment to Credit Agreement]

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LENDER:

CRYSTAL FINANCIAL SPV LLC, as a Lender

By:
Name: Rebecca Tarby
Title: Senior Managing Director

[Fluent – Signature Page to First Amendment to Credit Agreement]

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ANNEX A

Composite Credit Agreement

[see attached]

~~Execution Version~~ANNEX A TO FIRST AMENDMENT

CREDIT AGREEMENT

Dated as of April 2, 2024,

as amended by the First Amendment, dated as of May 15, 2024

by and among

FLUENT, LLC,

as the Borrower

The Other Credit Parties Party Hereto,

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS

and the other Lenders Party Hereto,

and

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS,

as Administrative Agent, with

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS,

as Sole Lead Arranger and Sole Bookrunner

(cont'd)

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	35
1.03	Accounting Terms	35
1.04	Rounding	36
1.05	Times of Day	36
1.06	Rates	36

ARTICLE II THE COMMITMENTS AND LOANS		37

2.01	Loans	37
2.02	Borrowings of Committed Loans	37
2.03	Prepayments; Mandatory Repayments	38
2.04	Termination or Reduction of Commitments	41
2.05	Repayment of Loans; Application of Payments	~~42~~41
2.06	Interest	43
2.07	Fees	43
2.08	Computation of Interest and Fees	44
2.09	Evidence of Debt	~~45~~44
2.10	Payments Generally; Administrative Agent’s Clawback	~~45~~44
2.11	Sharing of Payments by Lenders	46
2.12	Collateral and Guarantees	~~47~~46
2.13	[Reserved]	47
2.14	Defaulting Lenders	47
2.15	Protective Advances	48
2.16	Loan Account	49
2.17	Reserves and Eligibility Criteria	~~50~~49

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		50

3.01	Taxes	50
3.02	Inability to Determine Rates; Illegality	~~55~~54
3.03	Increased Costs	55
3.04	Compensation for Losses	56
3.05	Mitigation Obligations; Replacement of Lenders	~~57~~56
3.06	Survival	57

ARTICLE IV CONDITIONS PRECEDENT TO LOANS		57

4.01	Conditions to the Closing Date	57
4.02	Conditions to all Loans	60

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~61~~60

5.01	Corporate Authority, Etc.	~~61~~60
5.02	Financial Statements; Projections	~~62~~61
5.03	Solvency	~~63~~62

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(cont'd)

Page

5.04	No Material Adverse Change	~~63~~62
5.05	Ownership of Property; Liens	~~63~~62
5.06	Franchises, Patents, Copyrights, etc.	~~63~~62
5.07	Litigation	63
5.08	No Default	63
5.09	Compliance with Laws	~~64~~63
5.10	Tax Status	~~64~~63
5.11	Insurance	~~64~~63
5.12	Investment Company Acts	~~64~~63
5.13	ERISA Compliance	~~64~~63
5.14	Regulations U and X	~~65~~64
5.15	Jurisdiction of Organization; Chief Executive Office	~~65~~64
5.16	Fiscal Year	~~65~~64
5.17	Subsidiaries, etc	65
5.18	Environmental Compliance	65
5.19	Labor Contracts	~~66~~65
5.20	Disclosure	~~66~~65
5.21	Anti-Corruption Laws; Sanctions Laws; Beneficial Ownership Certification	~~66~~65
5.22	Borrowing Base Certificates	~~67~~66

ARTICLE VI AFFIRMATIVE COVENANTS		~~67~~66

6.01	Punctual Payment	~~67~~66
6.02	Maintenance of Office; Certain Changes	~~67~~66
6.03	Records and Accounts	~~68~~67
6.04	Financial Statements, Certificates and Information	~~68~~67
6.05	Notices	~~70~~69
6.06	Legal Existence; Maintenance of Properties	~~72~~71
6.07	Insurance	~~72~~71
6.08	Taxes	~~73~~72
6.09	Compliance with Laws, Contracts, Licenses, Permits	~~73~~72
6.10	[Reserved]	73
6.11	Use of Proceeds	73
6.12	Covenant to Guarantee Obligations and Give Security	~~74~~73
6.13	Conduct of Business	~~75~~74
6.14	Further Assurances	~~75~~74
6.15	Inspections; Collateral Reports, etc	75
6.16	Cash Management	~~77~~76
6.17	Post-Closing Obligations	~~78~~77
6.18	Financial Advisor	77

ARTICLE VII NEGATIVE COVENANTS		~~78~~77

7.01	Investments	78
7.02	Restrictions on Indebtedness	79
7.03	Restrictions on Liens	80
7.04	Restricted Payments; Payments on Other Debt	82
7.05	Merger, Consolidation and Disposition of Assets	~~83~~82
7.06	Sale and Leaseback	84

(cont'd)

Page

7.07	Accounting Changes; Change of Fiscal Year	84
7.08	Transactions with Affiliates	84
7.09	Change in Terms of Governing Documents	84
7.10	Change in Nature of Business	~~85~~84
7.11	Margin Regulations	~~85~~84
7.12	Financial Covenants	~~85~~84
7.13	Sanctions	85
7.14	Holding Company	~~86~~85

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~86~~85

8.01	Events of Default	~~86~~85
8.02	Remedies Upon Event of Default	88
8.03	Event of Default Application of Funds	~~89~~88

ARTICLE IX ADMINISTRATIVE AGENT		~~90~~89

9.01	Appointment and Authority	~~90~~89
9.02	Rights as a Lender	90
9.03	Exculpatory Provisions	90
9.04	Reliance by Administrative Agent	91
9.05	Delegation of Duties	91
9.06	Resignation of Administrative Agent	~~92~~91
9.07	Non-Reliance	92
9.08	No Other Duties, Etc	92
9.09	Administrative Agent May File Proofs of Claim	92
9.10	Collateral and Guarantee Matters	93

ARTICLE X MISCELLANEOUS		~~94~~93

10.01	Amendments, Etc.	~~94~~93
10.02	Notices; Effectiveness; Electronic Communication	95
10.03	No Waiver; Cumulative Remedies	96
10.04	Expenses; Indemnity; Damage Waiver	~~97~~96
10.05	Payments Set Aside	~~99~~98
10.06	Successors and Assigns	~~99~~98
10.07	Treatment of Certain Information; Confidentiality	103
10.08	Right of Setoff	~~104~~103
10.09	Interest Rate Limitation	104
10.10	Counterparts; Integration; Effectiveness	~~105~~104
10.11	Survival of Representations and Warranties	~~105~~104
10.12	Severability	~~105~~104
10.13	Replacement of Lenders	105
10.14	Governing Law; Jurisdiction; Etc.	~~106~~105
10.15	USA PATRIOT Act Notice	~~107~~106
10.16	ENTIRE AGREEMENT	107
10.17	No Advisory or Fiduciary Responsibility	~~108~~107
10.18	Joint and Several Liability of the Credit Parties	~~108~~107
10.19	Erroneous Payments.	~~109~~108

(cont'd)

Page

SCHEDULES

Schedule 1.01A	Specified Account Debtors
Schedule 1.01B	Specified Holders
Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.08	No Default
Schedule 5.17	Environmental Compliance
Schedule 5.19	Labor Contracts
Schedule 6.17	Post-Closing Obligations
Schedule 7.01	Existing Investments
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Liens
Schedule 7.08	Transactions with Affiliates
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Borrowing Request Notice
Exhibit B-1	Form of Term Loan Note
Exhibit B-2	Form of Revolving Credit Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Prepayment Notice
Exhibit G	Form of U.S. Tax Compliance Certificates
Exhibit H	Closing Date Perfection Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 2, 2024, among:

(a)         FLUENT, LLC, a Delaware limited liability company (the “Borrower”);

(b)        FLUENT, INC., a Delaware corporation (“Parent”), as a Guarantor;

(c)         the other Credit Parties from time to time party hereto;

(d)        CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS and each other Lender from time to time party hereto; and

(e)        CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS, as Administrative Agent (as defined below).

RECITALS:

WHEREAS, the Borrower has requested that the Lenders provide certain extensions of credit, and the Lenders are willing to do so on the terms and conditions set forth herein;

WHEREAS, the Borrower and the other Credit Parties desire to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral;

WHEREAS, subject to the terms hereof, each Credit Party is willing to guaranty all of the Obligations of each other Credit Party;

WHEREAS, the Credit Parties are members of a group of related entities through common ownership, the success of any of which is dependent in part on the success of the other members of such group; and

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means all rights to the payment of money for goods sold or services rendered owing to any Credit Party, consisting of “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, (a) the unpaid portion of the obligation of a customer of a Credit Party in respect of the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party and (b) the unpaid portion of the obligation of a customer of a Credit Party in respect of the rendition of services by a Credit Party but not yet invoiced.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Capital Stock of any other Person, or (ii) otherwise causing any other Person to become a Subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Credit Party) in which a Credit Party or any of its Subsidiaries is the surviving Person.

“Act” has the meaning specified in Section 10.15.

“AdParlor Sale” means the sale of the Capital Stock in (or all or substantially all of the assets of) AdParlor, LLC and its Subsidiaries to an unaffiliated third-party purchaser.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than 1.50%, then Adjusted Term SOFR shall be deemed to be 1.50% for purposes of this Agreement.

“Adjustment Date” means, (a) as to the first Adjustment Date, January 1, 2025, and (b) thereafter, the first day of each Fiscal Quarter following such date.

“Administrative Agent” means SLR, acting as administrative agent for the Secured Parties, or any successor appointed in accordance with this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Account Agreement” means any deposit account control agreement, securities account control agreement or other similar agreement entered into by a Credit Party, the Administrative Agent and the applicable financial institution, in form and substance reasonably satisfactory to the Administrative Agent.

“Agency Fee” has the meaning specified in Section 2.07(b).

“Aggregate Commitments” means, as at any date of determination thereof, the aggregate of the Commitments of all of the Lenders, as reduced from time to time pursuant to the terms and conditions hereof. As of the Closing Date, the Aggregate Commitments are $50,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, Laws that prohibit the corrupt payment, offer, promise, receipt, request or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, including the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, each as amended, any Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption.

“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Lender’s Term Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Lender’s Term Loans at such time, and (b) with respect of the Revolving Credit Facility at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by (i) such Lender’s Revolving Credit Commitment at such time and (ii) the Outstanding Amount of such Lender’s Revolving Credit Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule

2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means,

(a)       on the Closing Date and for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the percentage per annum in the table set forth below corresponding to the Consolidated Fixed Charge Coverage Ratio (as determined on each Adjustment Date based on the immediately preceding Fiscal Quarter for which a Compliance Certificate was required to have been delivered to the Administrative Agent) set forth in the table below.

Level	Consolidated Fixed Charge Coverage Ratio	Applicable Rate

1	Less than 1.10:1.00	5.25%

2	Greater than or equal to 1.10:1.00	5.00%

The Applicable Rate for the period commencing on the Closing Date and ending on December 31, 2024 shall be set at Level 1 specified in the table set forth above.

In the event that (x) an Event of Default has occurred and is continuing or (y) the Administrative Agent is unable to determine the Applicable Rate due to the failure of the Borrower to deliver a Compliance Certificate or other information necessary for the calculation of any amount included as a component of the calculation of the Consolidated Fixed Charge Coverage Ratio, then, at the Administrative Agent’s election, effective as of the applicable Adjustment Date and through the date immediately preceding the next Adjustment Date, the Applicable Rate shall conclusively be presumed to equal Level 1 set forth above specified in the table set forth above until the Applicable Rate can be determined in accordance with the terms hereof and no Event of Default has occurred and is continuing.

In the event that any Compliance Certificate or component information is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate actually applied for such period, then (i) the Borrower shall deliver, within three (3) consecutive calendar days following delivery of such inaccurate Compliance Certificate, to the Administrative Agent a corrected Compliance Certificate for such period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such period, and (iii) the Borrower shall, concurrently with the delivery of such corrected Compliance Certificate, pay to the Administrative Agent (for the account of the Lenders that hold the Commitments at the time such payment is received, regardless of whether those Lenders held the Commitments during the relevant period) the accrued additional interest owing as a result of such increased Applicable Rate for such period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.06(b) and Article VIII hereof, and shall survive the termination of this Agreement.

“Applicable Revolving Credit Percentage” means with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Approved Fund” means any Fund (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means SLR, in its capacity as sole lead arranger and sole book runner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(b)), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(b)) if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent and its Subsidiaries for the fiscal year most recently ended prior to the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereinafter in effect and any successors to such statutes.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of: (a) one and one half percent (1.50%); (b) the Federal Funds Rate plus one half (1/2) of one percent (1%); and (c) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Borrower” has the meaning set forth in the preamble of this Agreement.

“Borrowing” means a Term Borrowing or a Revolving Credit Borrowing, as the context may require.

“Borrowing Base” means, as reflected in the most recent Borrowing Base Certificate delivered in accordance with this Agreement, an amount in Dollars equal to the sum of:

(a)      97.5% of the amount of Eligible Domestic Investment Grade Accounts at such date (provided, that, beginning on October 2, 2024 such advance rate shall be reduced by 0.50% on the first day of the first five Fiscal Quarters following such date and, on and after the first day of the fifth Fiscal Quarter following such date, such advance rate shall be 95.0%); plus

(b)       95.0% of the amount of Eligible Domestic Non-Investment Grade Accounts at such date (provided, that, beginning on October 2, 2024 such advance rate shall be reduced by 0.50% on the first day of the first five Fiscal Quarters following such date and, on and after the first day of the fifth Fiscal Quarter following such date, such advance rate shall be 92.5%); plus

(c)       90.0% of the amount of Eligible Unbilled Domestic Accounts at such date (provided, that, beginning on October 2, 2024 such advance rate shall be reduced by 0.50% on the first day of the first ten Fiscal Quarters following such date and, on and after the first day of the tenth Fiscal Quarter following such date, such advance rate shall be 85.0%); plus

(d)      90.0% of the amount of Eligible Foreign Accounts at such date (provided, that, beginning on October 2, 2024 such advance rate shall be reduced by 0.50% on the first day of the first ten Fiscal Quarters following such date and, on and after the first day of the tenth Fiscal Quarter following such date, such advance rate shall be 85.0%); plus

(e)      90.0% of the amount of Eligible Unbilled Foreign Accounts at such date (provided, that, beginning on October 2, 2024 such advance rate shall be reduced by 0.50% on the first day of the first ten Fiscal Quarters following such date and, on and after the first day of the tenth Fiscal Quarter following such date, such advance rate shall be 85.0%); plus

(f)        100% of Reserved Cash; minus

(g)       Reserves established by the Administrative Agent from time to time in its Permitted Discretion in accordance with this Agreement.

Notwithstanding the foregoing, the amount of the “Borrowing Base” attributable to (i) the sum of Eligible Unbilled Domestic Accounts and Eligible Unbilled Foreign Accounts shall not exceed 45.0% of the “Borrowing Base” after giving effect to such limitation and (ii) the sum of Eligible Foreign Accounts plus Eligible Unbilled Foreign Accounts shall not exceed 30.0% of the “Borrowing Base” after giving effect to such limitation.

“Borrowing Base Certificate” means the certificate in substantially the form of Exhibit E hereto or in such other form reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower and delivered to the Administrative Agent and the Lenders pursuant to Sections 4.01(c), 6.04(c), or any other provision hereof.

“Borrowing Request Notice” means a notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit A.

“Breakage Costs” has the meaning specified in Section 3.04.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Stock” means any and all shares, limited liability company interests, partnership interests, other interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means leases under which a Credit Party is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP (subject to Section 1.03(b)) and the amount of Indebtedness represented by such obligations shall be the Attributable Indebtedness in respect thereof.

“Cash Dominion Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Excess Availability being less than the greater of (i) 15.0% of the Line Cap and (ii) $6,250,000 in the case of clause (b), for a period of three (3) consecutive Business Days.

“Cash Dominion Trigger Period” means the period commencing on the occurrence of a Cash Dominion Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Excess Availability is greater than or equal to the greater of (i) 15.0% of the Line Cap and (ii) $6,250,000, in each case, for a period of at least three (3) consecutive Business Days.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Credit Party or Subsidiary thereof:

(a)       marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof;

(b)       commercial paper maturing no more than 270 days from the date of creation thereof and having the highest or next highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. determined at the time of investment;

(c)       certificates of deposit, banker’s acceptances and time deposits maturing no more than 180 days from the date of creation thereof issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any Lender or (ii) any commercial bank, that at the time of investment, (x) has total assets in excess of $250,000,000, (y) a senior unsecured rating of “A” or better by a nationally recognized rating agency and (z) is organized under the laws of the United States of America, any state thereof or is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any state thereof; and

(d)      money market mutual funds that invest solely in one or more of the investments described in clauses (a) through (c) above.

“Cash Release Conditions” has the meaning specified in Section 2.03(b).

“Casualty Event” means, with respect to any property (including any interest in property) of a Credit Party, any loss of, damage to, recall, or condemnation or other taking of, such property for which a Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CERCLA” has the meaning specified in the definition of “Environmental Laws”.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)      any Person or two or more Persons, other than the Specified Holders, acting in concert shall have acquired, by contract or otherwise, control over the Capital Stock of the Parent to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30.0% or more of the combined voting power of such Capital Stock; or

(b)      Parent shall cease to own and control legally and beneficially, either directly or indirectly, Capital Stock in the Borrower representing 100% of the combined voting power of all of Capital Stock entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Capital Stock that such Person has the right to acquire pursuant to any option right).

“Closing Date” means April 2, 2024.

“Closing Date Perfection Certificate” means the Perfection Certificate delivered by the Credit Parties to the Administrative Agent on the Closing Date attached hereto as Exhibit H.

“Closing Fee” has the meaning specified in Section 2.07(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, rights and interests of the Credit Parties that are subject to the Liens created by the Security Documents (provided that in no event shall the term “Collateral” include any Excluded Assets and provided further, that if and when any property shall cease to be Excluded Assets, such property shall be deemed at all time from and after such date to constitute Collateral). Collateral shall include Reserved Cash.

“Collection Account” has the meaning specified in Section 6.16(b).

“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan” means a Term Loan or a Revolving Credit Loan, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning specified in Section 6.16(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated or consolidated” means, with reference to any term defined herein, shall mean that term as applied to the accounts of the Credit Parties, consolidated in accordance with GAAP.

“Consolidated Capital Expenditures” means, with respect to the Credit Parties and their Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures paid in cash by the Credit Parties and their Subsidiaries during such period for items that would be classified as “property, plant or equipment” (including charges and expenses relating to capitalized software development for such period) or comparable items on the Consolidated balance sheet of the Credit Parties and their Subsidiaries in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include (a) any Permitted Acquisition that constitute Investments not prohibited hereunder, (b) capital expenditures in respect of the reinvestment of proceeds from Casualty Events in accordance with the terms of Section 2.03(d) but only to the extent such capital expenditure occurs during the same Measurement Period as the reinvestment of the proceeds received by the Credit Parties or their respective Subsidiaries, (c) expenditures made in connection with the acquisition, replacement, substitution, improvement or restoration of assets (or the acquisition of other capital assets used or useful in the business of the Credit Parties and their respective Subsidiaries) to the extent financed (i) from insurance, warranty or indemnity proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with Net Cash Proceeds of asset dispositions (or a sale, transfer or disposition of assets excluded from such definition) that are reinvested in accordance with the terms of Section 2.03(c); provided that, with respect to each of clauses (i) through (iii), only to the extent such capital expenditure occurs during the same Measurement Period as proceeds or cash awards are received by the Credit Parties or their respective Subsidiaries, (d) expenditures that are accounted for as capital expenditures of the Credit Parties and their respective Subsidiaries that are actually reimbursed by a third party (other than a Credit Party or any Affiliate of a Credit Party), (e) expenditures made to effect leasehold improvements to any real property leased by Parent or its Subsidiaries, to the extent such expenditures (x) have been reimbursed by the landlord or paid directly by the landlord and (y) occur during the same Measurement Period as such landlord reimbursements are received by the Credit Parties or their respective Subsidiaries, and (f) the purchase price of equipment to the extent purchased substantially contemporaneously with the trade in or exchange of existing equipment (to the extent of the value of such trade or exchange).

“Consolidated EBITDA” means, with respect to the Credit Parties and their Subsidiaries, on a consolidated basis, for any period, without duplication, an amount equal to: (a) Consolidated Net Income for such period plus (b) the sum of, without duplication, the following to the extent deducted in calculating Consolidated Net Income for such period:

(i)    any provision for federal, state, local or foreign taxes based on income or profits or capital gains;

(ii) Consolidated Interest Expense;

(iii) depreciation and amortization expense;

(iv)    (A) transaction costs in connection with the closing of the Loan Documents in an aggregate amount not to exceed $2,600,000, and (B) transaction costs in connection with the closing of consents, amendments, and other modifications to the Loan Documents; plus

(v)    non-cash charges, losses or expenses (excluding reserves for future cash charges); and minus

(c)    without duplication, to the extent included in the calculation of Consolidated Net Income of the Credit Parties for such period in accordance with GAAP, non-cash gains or income and non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Credit Parties and their Subsidiaries for the applicable Measurement Period, of (a) (i) Modified Consolidated EBITDA, minus (ii) cash Consolidated Capital Expenditures, that are not duplicative of amounts deducted in the calculation of Modified Consolidated EBITDA, made during such Measurement Period that are not financed, minus (iii) the aggregate amount of federal, state, local and foreign income taxes based on income or profits or capital gains paid in cash, in each case, of or by the Credit Parties and their Subsidiaries for the most recently completed Measurement Period included in the calculation of Consolidated EBITDA during such Measurement Period to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, for the Credit Parties and their Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Expense paid in cash during such period, net of interest income paid or payable in cash during such period, (b) all regularly scheduled principal repayments made in cash in respect of Consolidated Funded Indebtedness during such period and (c) all Restricted Payments (other than Restricted Payments made by a Credit Party to another Credit Party), including, for the avoidance of doubt, all payments in connection with a Permitted Acquisition constituting earn-outs, profit sharing, working capital adjustments or similar payments, made in cash during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Indebtedness of the Credit Parties and their Subsidiaries on a Consolidated basis of the type described in clauses (a), (b) (excluding the amount of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments that remain undrawn or as to which demand for payment has not yet been made), (d), (f) and (g) of the definition of “Indebtedness” and with respect to Guarantees in respect of any of the foregoing.

“Consolidated Interest Expense” means, for any period, for the Credit Parties and their Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Credit Parties and their Subsidiaries in connection with borrowed money (including capitalized cash interest) or in connection with the deferred purchase price of assets to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Credit Parties and their Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, at any date of determination for any period of determination, the net income (or loss) of the Credit Parties and their Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude (a) income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement, instrument or Law applicable to such Subsidiary during such period and is not actually distributed during such period to a Credit Party, except that equity of a Credit Party in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except equity of a Credit Party in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to a Credit Party or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to a Credit Party as described in clause (a) of this proviso).

“Contract” means all of a Credit Party’s now owned and hereafter acquired consumer credit agreements, accounts, lease contracts, instruments, notes, documents, chattel paper, and all other forms of obligations owing to such Credit Party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Loan Amount” has the meaning assigned to such term in Section 10.19.

“Credit Card Issuer” shall mean any person (other than the Borrower or other Credit Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to a Credit Parties’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Credit Party resulting from charges by a customer of a Credit Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Credit Party, or services performed by a Credit Party, in each case in the ordinary course of its business.

“Credit Parties” or “Credit Party” means, collectively, the Borrower and the other Guarantors or individually, the Borrower or any of the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate or rate equal to the interest rate or rate otherwise applicable thereto, including any Applicable Rate (and if no rate is specified, a rate per annum equal to the Adjusted Term SOFR), plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied and the Required Lenders have not advised the Administrative Agent that such condition has been met, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) and the Required Lenders have not advised the Administrative Agent that such condition has been met, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Dilution Ratio” means, as of any date of determination, a percentage, as determined by the Administrative Agent in its Permitted Discretion based on the most recent field examination conducted by or on behalf of the Administrative Agent, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, allowances, credits, or other dilutive items with respect to the Credit Parties’ Accounts during such period, by (b) the sum of (i) the Credit Parties’ billings with respect to Accounts during such period and (ii) the Credit Parties’ unbilled receivables with respect to Accounts during such period.

“Dilution Reserve” means, at any date, the product of (a) the applicable Dilution Ratio at such time multiplied by (b) the aggregate amount of Eligible Accounts at such time.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred twenty (120) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the substantially concurrent or prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) Indebtedness or (ii) any Capital Stock referred to in (a) above, in each case, at any time on or prior to the date that is one hundred twenty (120) days following Maturity Date, or (c) entitles the holder thereof to receive scheduled dividends or distributions in cash substantially concurrently or prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash, the commitments to lend hereunder are terminated and the termination of this Agreement has occurred.

“Dollar” and “$” mean lawful money of the United States.

“Early Termination Premium” means an early termination fee that the Borrower shall pay to the applicable Lenders concurrently with the repayment of Term Loans and/or reduction or termination of Revolving Credit Commitments, as applicable, payable in an amount equal to (i) 3.00% of the principal amount of the Loans paid or Revolving Credit Commitments reduced to the extent such payment or reduction occurs before the one-year anniversary of the Closing Date, (ii) 2.00% of the principal amount of the Loans paid or Revolving Credit Commitments reduced to the extent such payment or reduction occurs on or after the one-year anniversary of the Closing Date but before the two-year anniversary of the Closing Date, (iii) 1.00% of the principal amount of the Loans paid or Revolving Credit Commitments reduced to the extent such payment or reduction occurs on or after the two-year anniversary of the Closing Date but before the three-year anniversary of the Closing Date, and (iv) 0.00% of the principal amount of the Loans paid or Revolving Credit Commitments reduced to the extent such payment or reduction occurs on or after the three-year anniversary of the Closing Date.

“Early Termination Premium Trigger Event” means:

(a)      Except for any mandatory prepayment pursuant to Section 2.03(g) or Section 2.03(h), any prepayment by any Credit Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, and any refinancing thereof), any full or partial termination by the Borrower of the Revolving Credit Commitments, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement or any institution of any Insolvency Proceeding;

(b)       the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 8.02, including as a result of the commencement or any institution of any Insolvency Proceeding;

(c)       the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d)       the termination of this Agreement for any reason.

Solely for the purposes of the definition of the term Early Termination Premium, and for no other purpose, if an Early Termination Premium Trigger Event occurs under clause (a) (ii), (b), (c) or (d) above, the entire outstanding principal amount of the Term Loans shall be deemed to have been prepaid and the entire amount of the Revolving Credit Commitments will be deemed to have been terminated, in each case on the date on which such Early Termination Premium Trigger Event occurs.

“Electronic Medium” means the electronic medium through which notices and other communications are sent (including e-mail) pursuant to procedures approved by the Administrative Agent and otherwise in accordance with Section 10.02(b).

“Eligible Accounts” means collectively, Eligible Domestic Accounts, Eligible Domestic Investment Grade Accounts, Eligible Domestic Non-Investment Grade Accounts, Eligible Unbilled Domestic Accounts, Eligible Foreign Accounts and Eligible Unbilled Foreign Accounts.

“Eligible Assignee” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Credit Party or any Affiliate or Subsidiary of a Credit Party) that meets the requirements to be an assignee under Section 10.06(b)(iii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Domestic Accounts” means (without duplication of any Eligible Foreign Account) those Accounts created and owned by a Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. Any changes to the eligibility criteria set forth below shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such change in eligibility and shall not be duplicative of any other eligibility criteria. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances and rebates. Eligible Domestic Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within the earlier of (i) (x) with respect to the Account Debtors specified on Schedule 1.01A(i) (and such other Account Debtors as may be approved by the Administrative Agent from time to time in writing in its sole discretion), so long as such Account Debtors continue to maintain an Investment Grade Rating, one hundred ten (110) days of original invoice date and (y) otherwise, ninety (90) days of original invoice date or (ii) sixty (60) days of due date,

(b)    Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with selling terms of more than sixty (60) days (or, in the case of Accounts of Account Debtors specified on Schedule 1.01A(i) (and such other Account Debtors as may be approved by the Administrative Agent from time to time in writing in its sole discretion), so long as such Account Debtors continue to maintain an Investment Grade Rating, ninety (90) days),

(d)    Accounts with respect to which the Account Debtor is an Affiliate of a Credit Party or an employee or agent of a Credit Party or any Affiliate of a Credit Party,

(e)    (i) Accounts that are not evidenced by an invoice which has been delivered to the applicable Account Debtor or (ii) any Account for which the documents and instruments (including, without limitation, any contract evidencing such Account, or the origination thereof) (w) are not governed by the Laws of a state of the United States, (x) do not comply in all material respects with all applicable Laws, (y) cannot be enforced in accordance with their terms, (z) for which the cancellation or rescission periods related thereto (if applicable) have not expired, or (iii) any Account that is not in full force and effect or does not represent a legal, valid and binding obligation of the Account Debtor,

(f)    Accounts that are not payable in Dollars,

(g)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or (ii) is not organized under the laws of the United States, any state thereof or the District of Columbia,

(h)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Credit Party has complied with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority (other than Accounts with respect to which such Credit Party has complied with any applicable state assignment of claims act),

(i)    Accounts with respect to which the Account Debtor is a creditor of a Credit Party, or with respect to which the Account Debtor has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)    Accounts with respect to an Account Debtor whose Eligible Domestic Accounts owing to a Credit Party exceed (x) twenty percent (20%) with respect to any such Account Debtor who has an Investment Grade Rating, (y) fifteen percent (15%) with respect to Moon Active Ltd. and its Affiliates and (z) ten percent (10%) for all other Account Debtors (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)     Accounts, the collection of which, the Administrative Agent in its Permitted Discretion determines to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)   (i) any Account with respect to which a Credit Party does not have good and marketable title and the right to grant a Lien on, or pledge, assign and deliver, such Account to the Administrative Agent (other than to the extent any prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC) free from all Liens or claims whatsoever, or (ii) Accounts that are not subject to a valid and perfected first priority the Administrative Agent’s Lien,

(n)    Accounts with respect to which the services giving rise to such Account have not been fully earned by performance and/or not billed to the Account Debtor as evidence by a “final” reconciled invoice which has been delivered to the applicable Account Debtor,

(o)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)    Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Credit Party of the subject contract for goods or services, or (ii) that represent credit card sales or Credit Card Receivables, or

(q)   Accounts owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Credit Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible Domestic Investment Grade Accounts” means Eligible Domestic Accounts owing by an Account Debtor who has an Investment Grade Rating.

“Eligible Domestic Non-Investment Grade Accounts” means Eligible Domestic Accounts which are not Eligible Domestic Investment Grade Accounts.

“Eligible Foreign Accounts” means (without duplication of any Eligible Domestic Account) those Accounts created and owned by a Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. Any changes to the eligibility criteria set forth below shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such change in eligibility and shall not be duplicative of any other eligibility criteria. In determining the amount to be included, Eligible Foreign Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances and rebates. Eligible Foreign Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within the earlier of (i) ninety (90) days of original invoice date or (ii) sixty (60) days of due date,

(b)    Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with selling terms of more than sixty (60) days,

(d)    Accounts with respect to which the Account Debtor is an Affiliate of a Credit Party or an employee or agent of a Credit Party or any Affiliate of a Credit Party,

(e)   (i) Accounts that are not evidenced by an invoice which has been delivered to the applicable Account Debtor or (ii) any Account for which the documents and instruments (including, without limitation, any contract evidencing such Account, or the origination thereof) (w) are not subject to a contract governed by the Laws of a state of the United States (other than Accounts of Account Debtors located in a province of Canada (or in other jurisdictions as may be determined by the Administrative Agent in its Permitted Discretion), whose contract will meet the requirements of this clause (w) if governed by the Laws of a province of Canada or the Laws of a state of the United States), unless the Administrative Agent agrees otherwise in writing in its sole discretion (provided that the Administrative Agent agrees that Accounts owed by Account Debtors set forth on Schedule 1.01A(ii) shall not be excluded as a result of this clause (w) but for the avoidance of doubt will continue to be subject to the other eligibility criteria set forth in this Agreement), (x) do not comply in all material respects with all applicable Laws, (y) cannot be enforced in accordance with their terms, (z) for which the cancellation or rescission periods related thereto (if applicable) have not expired, or (iii) any Account that is not in full force and effect or does not represent a legal, valid and binding obligation of the Account Debtor,

(f)    Accounts that are not payable in Dollars and Accounts the payment instructions for which do not require the Account Debtor to make payment to a deposit account domiciled in the United States,

(g)   Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in, and is not organized under the laws of, Canada, the United Kingdom, Ireland, Germany, Austria, the Netherlands, France, Spain, Israel, Singapore or Australia or any other jurisdiction in which the Borrower fails to comply with any requirements set forth in the Security Agreement as determined by the Administrative Agent in its Permitted Discretion; provided that, following the date that is thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may reasonably agree in writing), any such Accounts with respect to which the Account Debtor either maintains its chief executive office in, or is organized under the laws of, Germany, Austria, France, Spain, Israel or Singapore shall be covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to the Administrative Agent, or (ii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, in each case unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and, if requested by Administrative Agent, is directly drawable by Administrative Agent or (B) such Account is otherwise reasonably acceptable in all respects to the Administrative Agent (subject to such lending formula with respect thereto as the Administrative Agent may reasonably determine),

(h)    Accounts with respect to which the Account Debtor is any Governmental Authority,

(i)     Accounts with respect to which the Account Debtor is a creditor of a Credit Party, or as to which the Account Debtor has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)     Accounts with respect to an Account Debtor whose Eligible Foreign Accounts owing to a Credit Party exceed (x) fifteen percent (15%) with respect to Moon Active Ltd. and its Affiliates and (y) ten percent (10%) for all other Account Debtors (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)     Accounts, the collection of which, the Administrative Agent in its Permitted Discretion determines to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)   (i) any Account with respect to which a Credit Party does not have good and marketable title and the right to grant a Lien on, or pledge, assign and deliver, such Account to the Administrative Agent (other than to the extent any prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC or pursuant to any similar provisions of any foreign laws) free from all Liens or claims whatsoever, or (ii) Accounts that are not subject to a valid and perfected first priority the Administrative Agent’s Lien,

(n)    Accounts with respect to which the services giving rise to such Account have not been fully earned by performance and/or not billed to the Account Debtor as evidence by a “final” reconciled invoice which has been delivered to the applicable Account Debtor,

(o)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)    Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Credit Parties of the subject contract for goods or services, or (ii) that represent credit card sales or Credit Card Receivables, or

(q)   Accounts owned by a target acquired in connection with a Permitted Acquisition or permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Credit Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible Unbilled Domestic Accounts” means all Accounts with respect to which the invoice and other necessary billing documentation have not been submitted to the applicable Account Debtor in connection with a completed (or contracted) sale of goods or rendition of services, but which otherwise satisfy the criteria for “Eligible Domestic Accounts” (as set forth in the definition thereof), until the earlier of (a) such Account has converted into a billed Account or (b) the thirtieth (30th) day of the subsequent month following the completion (or contracting) of the sale of goods or rendition of services (for the avoidance of doubt, and by way of an example only, if such Eligible Unbilled Domestic Accounts were earned and accrued in the month of March, with regards to this clause (b) they would remain eligible until the 30th day of April), and so long as (i) no additional goods need be provided to or further services need be performed for the applicable Account Debtor by the Credit Party as a condition to such Account Debtor’s obligation to pay such Credit Party, (ii) such Account is verifiable by the Administrative Agent, and (iii) such Account was not previously an Eligible Unbilled Domestic Account that had ceased to be an Eligible Unbilled Domestic Account.

“Eligible Unbilled Foreign Accounts” means all Accounts with respect to which the invoice and other necessary billing documentation have not been submitted to the applicable Account Debtor in connection with a completed (or contracted) sale of goods or rendition of services, but which otherwise satisfy the criteria for “Eligible Foreign Accounts” (as set forth in the definition thereof), until the earlier of (a) such Account has converted into a billed Account or (b) the thirtieth (30th) day of the subsequent month following the completion (or contracting) of the sale of goods or rendition of services (for the avoidance of doubt, and by way of an example only, if such Eligible Unbilled Foreign Accounts were earned and accrued in the month of March, with regards to this clause (b) they would remain eligible until the 30th day of April), and so long as (i) no additional goods need be provided to or further services need be performed for the applicable Account Debtor by the Credit Party as a condition to such Account Debtor’s obligation to pay such Credit Party, (ii) such Account is verifiable by the Administrative Agent, and (iii) such Account was not previously an Eligible Unbilled Foreign Account that had ceased to be an Eligible Unbilled Foreign Account.

“Enhanced Collateral Reporting Period” means a period commencing on the date (a) (i) the Consolidated Fixed Charge Coverage Ratio shall have been less than 1.10:1.00 (as determined based on the immediately preceding Fiscal Month for which a Compliance Certificate was required to have been delivered to the Administrative Agent) and (ii) Excess Availability shall have been less than the greater of (x) 17.5% of the Line Cap or (y) $7,500,000 (the “Enhanced Collateral Reporting Start Date”) and (b) continuing until the date (i) the Consolidated Fixed Charge Coverage Ratio shall have been equal to or greater than 1.10:1.00 (as determined based on the immediately preceding Fiscal Month for which a Compliance Certificate was required to have been delivered to the Administrative Agent) and (ii) Excess Availability shall have been equal to or greater than the greater of (x) 17.5% of the Line Cap or (y) $7,500,000, in the case of this clause (ii), for at least five consecutive weeks after the Enhanced Collateral Reporting Start Date; provided, that an Enhanced Collateral Reporting Period shall be deemed to be in effect immediately upon the occurrence and during the continuance of any Specified Event of Default.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to discharges to waste or public systems and including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986 (“SARA”).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Credit Party, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Section 10.19.

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 10.19.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” means any deposit account, securities account or commodities account (a) that is used exclusively and for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefits payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (b) that is used for the sole purpose of paying taxes, including sales taxes, (c) that no less frequently than on each Business Day automatically transfer all amounts contained therein to a deposit account subject to an Agency Account Agreement, (d) that is the Well Fargo Bank, N.A. account of FM Canada whose account number has been disclosed to the Administrative Agent in writing prior to the Closing Date, (e) that contains cash or Cash Equivalents to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted under Section 7.02(f) and prohibit the granting of a Lien; provided that all cash or Cash Equivalents remaining in such account after the expiry or draw of such letter of credit shall be transferred to a deposit account subject to an Agency Account Agreement (f) that has an average daily balance for any Fiscal Month of less than (i) $25,000 for each such account at any time and

(ii) $100,000 at any time in the aggregate for all such accounts under this clause (e).

“Excluded Assets” has the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means (a) FM Canada, so long as FM Canada does not account for more than 5.00% of the Consolidated total assets of the Credit Parties or more than 5.00% of the Consolidated total revenues of the Credit Parties based on the most recently available financial statements; provided that, if FM Canada accounts for more than 5.00% of the Consolidated total assets of the Credit Parties or more than 5.00% of the Consolidated total revenues of the Credit Parties based on the most recently available financial statements, FM Canada shall cease to be an Excluded Subsidiary and shall comply with Sections 6.14 and 6.16 within the time periods set forth therein, (b) any Subsidiary to the extent the Administrative Agent and the Borrower mutually determine the cost and/or burden of obtaining a Guarantee from such Subsidiary outweigh the benefit to the Lenders and (c) until the thirtieth (30th) day following the Closing Date, the True North Loyalty Entities, provided that if the True North Loyalty Sale has not occurred by such date (unless such date shall be extended in writing by the Administrative Agent in its reasonable discretion), each of the True North Loyalty Entities shall cease to be an Excluded Subsidiary and shall immediately comply with Sections 6.14 and 6.16.

“Excess Availability” means, as of any date of determination, an amount equal to the lesser of (a) the amount of the Revolving Credit Commitments less the Total Revolving Credit Outstandings and (b) the Borrowing Base less Total Outstandings.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, excise Taxes or similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or any other Recipient of a payment hereunder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient on the date such Recipient becomes a party to this Agreement or of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Credit Party under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and

(d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipts” means any cash received by or paid to any Credit Party not in the ordinary course of business (and not consisting of Net Cash Proceeds received as a result of any Casualty Event, asset disposition or so long as no Specified Event of Default shall have occurred and be continuing, insurance proceeds received by any Credit Party as an expense reimbursement), including tax refunds, pension plan reversions, proceeds of insurance, eminent domain or condemnation awards and similar proceedings (and payments in lieu thereof), indemnity payments (including, without limitation, in connection with any Acquisition) and any purchase price adjustments (including, without limitation, in connection with any Acquisition), in each case, except to the extent that such amounts (x) constitute reimbursement or compensation for amounts previously paid by Parent or any of its Subsidiaries to a third party that is not an Affiliate in respect of any such event or (y) so long as no Specified Event of Default shall have occurred and be continuing, are payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FM Canada” means Fluent Media Canada, Inc., a British Columbia corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth (1/100) of one percent (1%)) charged to major financial institutions reasonably acceptable to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Advisor” means a financial advisor reasonably acceptable to the Administrative Agent.

“Financial Advisor Engagement Letter” means that certain engagement letter, dated as of the First Amendment Effective Date, by and between Borrower and the Financial Advisor (as may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

“Financial Officer” means, with respect to any Person, its chief financial officer, treasurer, controller or assistant controller or other officer reasonably acceptable to the Administrative Agent.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Credit Parties, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means May 15, 2024.

“First Amendment Equity Raise” shall mean one or more Investments in cash in exchange for Capital Stock of the Borrower and the contribution of such Net Cash Proceeds to the Borrower occurring on or prior to the First Amendment Equity Raise Deadline, which, for the avoidance of doubt, shall not be subject to the mandatory repayment requirements set forth in Section 2.03(e); provided that no Default or Event of Default shall have occurred or be existing on a First Amendment Equity Raise Date.

“First Amendment Equity Raise Date” means a date that a First Amendment Equity Raise occurs, which shall be on or prior to the First Amendment Equity Raise Deadline.

“First Amendment Equity Raise Deadline” means May 20, 2024, or such later date as the Administrative Agent reasonably agrees to in writing.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.

“Fiscal Quarter” means each period of three Fiscal Months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries for accounting and tax purposes, ending on December 31st.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Credit Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by a Credit Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of a Credit Party or Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Documents” means, with respect to any Person, its certificate or articles of incorporation, certificate of change of name (if any), certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, memorandum and articles of association, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, municipal or provincial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Borrower, each other Person party to the Guaranty as a guarantor thereunder and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents; provided that no Excluded Subsidiary shall be a Guarantor. As of the Closing Date, in addition to Borrower, the Guarantors are set forth in Schedule A to the Closing Date Perfection Certificate.

“Guaranty” means as the context may require that certain (a) Guaranty dated as of the Closing Date, entered into by the Guarantors and the Administrative Agent and/or (b) any other guarantee granted by a Credit Party as required by Section 6.12 which shall be in form and substance reasonably satisfactory to the Administrative Agent

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)       net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services, including, without limitation, purchase price adjustments, earn out obligations, and similar obligations, in each case, that are recognized as a liability on the balance sheet of such Person in accordance with GAAP;

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness;

(g)       all Disqualified Stock or obligations to purchase, redeem, retire or defease Disqualified Stock; and

(h)       all Guarantees of such Person in respect of any of the foregoing.

Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (i) deferred revenues, liabilities associated with customer prepayments and deposits (including cash that is received from clients of AdParlor, LLC for media reimbursement and owing to third party media suppliers), trade payables and accrued expenses incurred in accordance with customary practices and other accrued obligations that constitute transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business, in each case incurred in the ordinary course of business, (ii) operating leases, (iii) customary obligations under employment agreements and deferred compensation or (iv) deferred tax liabilities.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or unless such Person expressly does not have liability for such obligations of a joint venture or partnership. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments hereunder or any other Loan Documents and (b) to the extent not otherwise described in clause (a) herein, Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means, collectively, any corporate action, legal proceedings or other step taken or commenced by or against any Person under any provision of the Bankruptcy Code or under any Debtor Relief Law.

“Intellectual Property” has the meaning provided therefor in the Security Agreement.

“Intellectual Property License” has the meaning provided therefor in the Security Agreement.

“Inventory” means all goods held for sale in which a Credit Party now has or hereafter acquires title to.

“Intercompany Note” means a promissory note evidencing intercompany Indebtedness between and among the Credit Parties, subject to the terms of a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, as to any Loan, (a) the first Business Day of each calendar month, (b) on any date of prepayment, with respect to the principal amount of Loans being prepaid, and (c) the Maturity Date. For purposes of clarity, Interest Payment Date relates to payment of interest on account of the prior Interest Period ended immediately prior to (but excluding) such Interest Payment Date.

“Interest Period” means, as to each Loan, the period commencing on the first day of each calendar month and ending on the last day of such calendar month.

“Investment” means, all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock, assets that constitute a business unit or Indebtedness of, or for loans, advances or capital contributions to, or in respect of any Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or interest in, another Person (but excluding any prepayments or deposits paid to customers in the ordinary course of business). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital thereon; and (c) there shall not be deducted from the aggregate amount of Investments any decrease in the value, write-downs or write-offs with respect thereof.

“Investment Grade Rating” shall mean, an Account Debtor on an Account so long as the long-term senior unsecured publicly held debt rating or corporate family rating of such Account Debtor is equal to or higher than Baa3 (or its equivalent) by Moody’s or BBB (or its equivalent) by S&P.

“IP Security Agreement” means collectively, (a) the Intellectual Property Security Agreement dated as of the Closing Date, made by each Credit Party thereto in favor of the Administrative Agent, on behalf of itself and the other Secured Parties and (b) each other intellectual property security agreement, patent security agreement, trademark security agreement and copyright security agreement required to be delivered pursuant to Section 6.12 in form and substance reasonably satisfactory to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“Junior Promissory Note” means that certain Amended and Restated Junior Secured Promissory Note, dated as of March 17, 2023, by and between Fluent, LLC, a Delaware limited liability company, as Maker, and Freedom Debt Relief, LLC, a Delaware limited liability company, as Payee (as amended, restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the interests of the Administrative Agent and the Lenders).

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) at any time on or prior to the Closing Date, any lender that has a Term Loan Commitment and/or a Revolving Credit Commitment at such time, and (b) at any time after the Closing Date, any lender that holds Term Loans, Revolving Credit Loans, and/or a Revolving Credit Commitment at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Cap” means, as of any date of determination, the lesser of (a) the sum of the Revolving Credit Commitments plus the Total Term Loan Outstandings at such time and (b) the Borrowing Base as of such date of determination.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or Protective Advance.

“Loan Account” has the meaning specified in Section 2.16(a).

“Loan Documents” means this Agreement, each Note, each Security Document, the Guaranty, each Borrowing Base Certificate, each Compliance Certificate, and each other agreement, document or instrument executed and delivered by any Credit Party in favor of any of the Secured Parties in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and their Subsidiaries; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Credit Parties to perform their obligations under any Loan Document; or (c) (i) the legality, validity, binding effect or enforceability against the Credit Parties of any Loan Document or (ii) the perfection or priority of the liens granted to the Administrative Agent under any Loan Document.

“Material Agreements” means (a) each document or agreement set forth on Schedule 20 to the Closing Date Perfection Certificate and (b) each other document or agreement to which a Credit Party is a party involving aggregate consideration payable to or by such Credit Party of $7,500,000 or more during any Fiscal Year.

“Maturity Date” means April 2, 2029.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed trailing twelve month period of the Credit Parties and their Subsidiaries for which financial statements have or should have been delivered in accordance with Section 6.04(a) or 6.04(b).

“Modified Consolidated EBITDA” means for the Credit Parties and their Subsidiaries for the applicable Measurement Period, Consolidated EBITDA for such trailing twelve month period minus capitalized software development costs for such period.

Notwithstanding the foregoing, for all purposes of this Agreement, Modified Consolidated EBITDA for the historical Fiscal Month periods set forth in the table below shall be deemed to be the amounts set forth in the table below opposite the relevant period:

Fiscal Month	Modified Consolidated EBITDA
March 2023	$348,397
April 2023	$2,699,533
May 2023	$1,581,166
June 2023	$77,767
July 2023	($1,151,973)
August 2023	($1,784,214)
September 2023	($527,476)
October 2023	($892,630)
November 2023	$837,957
December 2023	$804,062
January 2024	($59,731)
February 2024	($172,990)

“Mortgages” means each mortgage or deed of trust with respect to Real Estate executed and delivered to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Credit Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any event or transaction described in Sections 2.03(c) through (f), the cash proceeds received in respect of such event or transaction, including (a) any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received or (b) in the case of a Casualty Event, insurance proceeds, proceeds of a condemnation award or other compensation payments, in each case, net of the sum of (w) all reasonable actual fees and out-of-pocket expenses (including underwriting discounts and commissions, appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Credit Party or a Subsidiary to third parties (other than Affiliates) in connection with such event (but excluding amounts payable hereunder), (x) all taxes paid or reasonably estimated by the Borrower to be payable by Parent or any of its Subsidiaries as a result thereof or amounts distributed or expected to be distributed pursuant to Section 7.04(a) to pay taxes arising therefrom, (y) reserves for indemnities, until such reserves are no longer needed, and (z) in the case of a sale or other disposition of an asset described Sections 2.03(c) and (d), the amount of all payments required to be made by any Credit Party (or to establish an escrow for the repayment of) on any Indebtedness by the terms thereof (other than the Obligations) secured by such asset to the extent the lien in favor of the holder of such Indebtedness is permitted by Section 7.03(a)(viii); provided that such payments made shall not exceed the amount of cash proceed received by such Credit Party or the aggregate amount of such Indebtedness.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term Loan Note or a Revolving Credit Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan (including, without limitation, the Early Termination Premium), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees (including, without limitation, the Early Termination Premium) that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar taxes, charges or levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means, with respect to the Term Loans, the Revolving Credit Loans and Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of the Term Loans, the Revolving Credit Loans or Protective Advances occurring on such date.

“Parent” means Fluent, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Recipient” has the meaning assigned to such term in Section 10.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Credit Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificates” means, collectively, (a) the Closing Date Perfection Certificate and (b) thereafter, the most recent Perfection Certificate delivered by the Credit Parties following the Closing Date to the Administrative Agent and in a form substantially consistent with the Closing Date Perfection Certificate or otherwise reasonably acceptable to the Administrative Agent in accordance with this Agreement.

“Permitted Acquisition” means any Acquisition by a Credit Party or any Subsidiary to the extent that such Acquisition has been consented to by the Administrative Agent and Required Lenders.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) credit or business judgment and in accordance with customary business practices for comparable secured asset-based lending transactions. As it relates to the establishment or adjustment of Reserves (or the modification of eligibility standards and criteria), the exercise of Permitted Discretion shall require that (a) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the Borrower and the Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any Reserves shall not duplicate the exclusionary criteria set forth in the eligibility criteria for the assets in the Borrowing Base and vice versa and (c) the amount of any such Reserve so established or the effect of any adjustment shall be a reasonable quantification (as determined by the Administrative Agent in its Permitted Discretion) of the incremental impact of the Borrowing Base attributable to the event, condition or other matter that is the basis for such Reserve or adjustment.

“Permitted Liens” means those Liens permitted by Section 7.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Credit Party or any ERISA Affiliate or any such Plan to which a Credit Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreements” means, collectively, (a) the Pledge Agreement dated as of the Closing Date, by and among the Credit Parties and the Administrative Agent and (b) any other pledge agreement granted by any Credit Party as required by Section 6.12 which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Prepayment Notice” means the certificate in substantially the form of Exhibit F hereto, or in such other form reasonably acceptable to the Administrative Agent, to be signed by a Financial Officer of the Borrower and delivered to the Administrative Agent and the Lenders pursuant to Section 2.03 hereof.

“Protective Advances” has the meaning specified in Section 2.15.

“PTO” means the United States Patent and Trademark Office (or any successor office).

“RCRA” has the meaning specified in the definition of “Environmental Laws”.

“Real Estate” means all real property at any time owned by any Credit Party.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the Total Outstandings and Commitments. The Total Outstandings and Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserved Cash” means cash held in the Reserved Cash Account.

“Reserved Cash Account” means a deposit account reasonably acceptable to the Administrative Agent in the name and sole dominion and control of the Administrative Agent for the deposit of Reserved Cash.

“Reserved Cash Release Notice” means a notice requesting release of Reserved Cash, which shall be substantially in the form of Exhibit J.

“Reserves” means, subject to adjustment from time to time as set forth in Section 2.17, the sum (without duplication) of (a) Dilution Reserves, and (b) such additional reserves, in amounts and with respect to such matters (whether or not constituting a Default or Event of Default), as the Administrative Agent in its Permitted Discretion deems necessary or appropriate to impose from time to time, in each case whether before or during the continuance of a Default or Event of Default. Without limiting the generality of the foregoing, the Administrative Agent may establish Reserves to ensure the payment of (i) accrued interest expense, (ii) insurance claims, including self-funded insurance claims and credit insurance, (iii) outstanding Taxes, and other charges imposed by any Governmental Authority, (iv) past-due payables of the Credit Parties and their Subsidiaries to the extent the Administrative Agent, in its Permitted Discretion, determines would have a negative impact on the business operations of the Credit Parties and their Subsidiaries or the collectability of Collateral, or (v) other liabilities, including, without limitation, ad valorem taxes, real estate, personal property, intellectual property, sales and other taxes, or reserves to reflect events, conditions, contingencies or risks which affect the Collateral, or the Administrative Agent’s access to such Collateral, or its value or the enforceability, perfection, or priority of the Administrative Agent’s security interest in the Collateral or the Administrative Agent’s judgment that any collateral report or financial information relating to the Credit Parties may be incomplete, inaccurate, or misleading in any material respect, in each case, subject to the Administrative Agent’s Permitted Discretion.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Credit Party or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination by such Credit Party or Subsidiary of its Capital Stock, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of any Credit Party or any Subsidiary, (c) any management, advisory, consulting, or similar fees paid to any Affiliate of any Credit Party (other than (x) any such amounts payable to the Credit Parties and their Subsidiaries and (y) to the extent pursuant to any employment or similar services agreements with employees, directors or officers thereof entered into in the ordinary course of business), and (d) any payment on account of a Permitted Acquisition.

“Revolving Credit Loan” means an advance made by any Lender under the Revolving Credit Facility.

“Revolving Credit Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earlier of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.04(b), and (c) the date of termination of the Revolving Credit Commitments of the respective Lenders to make Revolving Credit Loans pursuant to Section 8.02.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitments” means, as to each Lender, its obligation to make Revolving Credit Loans to the Borrower during the Revolving Credit Availability Period pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 with respect to the Revolving Credit Loans. As of the Closing Date, the Revolving Credit Commitments are $30,000,000.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Credit Loans.

“Revolving Credit Facility” means, at any time, (a) at any time during the Revolving Credit Availability Period in respect of such Revolving Credit Facility, the sum of (i) the aggregate amount of the Revolving Credit Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of all Lenders outstanding at such time, and (b) thereafter, the aggregate Outstanding Amount of the Revolving Credit Loans of all Lenders outstanding at such time.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit B-2.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union or any member state of the European Union, the governmental institutions and agencies of the United Kingdom (including, without limitation, His Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at, or as otherwise published from time to time.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by His Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SARA” has the meaning specified in the definition of “Environmental Laws”.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Security Documents.

“Security Agreements” means, collectively, (a) that certain the Security Agreement dated as of the Closing Date, entered into by the Credit Parties and the Administrative Agent, and (b) any other security agreement granted by any Credit Party as required by Section 6.12 which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Security Documents” means the Guaranty, the Security Agreements, the IP Security Agreement, the Pledge Agreements, the Mortgages, the Agency Account Agreements, Uniform Commercial Code financing statements and other equivalent registrations in the U.S., and any other collateral document required to be executed or delivered pursuant to, or in connection with, this Agreement or any other Loan Document (including without limitation, account receivables notices or any other notice or documents with respect to Eligible Foreign Accounts), to secure the repayment of the Obligations or to ensure the validity, attachment, perfection or priority of the Administrative Agent’s lien in all of the Collateral, all in form and substance reasonably acceptable to the Administrative Agent.

“Senior Management” means with respect to the any of the Credit Parties or any of its Subsidiaries, its chairman, president, Financial Officer, chief executive officer, chief operating officer, directors or general counsel.

“SLR” means Crystal Financial LLC d/b/a SLR and its successors and permitted assigns.

“SLR Entity” shall mean SLR or any of its Affiliates.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Event of Default” means (i) any Event of Default arising under Sections 8.01(a), (b) (solely relating to a failure to comply with Sections 6.04(a), 6.04(b), 6.04(c), 6.15, 6.16 or 7.12), (d)(ii), (e), or (m), (ii) acceleration of the Obligation pursuant to Section 8.02 as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise) or (iii) Excess Availability is a negative amount.

“Specified Existing Debt” means all Indebtedness owing under that certain Credit Agreement, dated as of March 31, 2021, by and among the Borrower, the guarantors thereto, lenders party thereto and Citizens Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Specified Holders” means (a) each of the Persons that are holders of Capital Stock of Parent listed on Schedule 1.01B and (b) in the case of any Person specified in clause (a) above, (i) his or her or its executor, administrator, testamentary trustee, legatee or beneficiaries or (ii) a trust, the beneficiaries of which, or a corporation or partnership, the equity holders or partners of which, include only such Persons.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that, notwithstanding anything else herein to the contrary, TAPP Market Influencers, LLC and TAPP Influencers Corp. shall be deemed not to be Subsidiaries so long as (x) such entities continue to constitute “variable interest entities” and (y) no Credit Party owns any Capital Stock in TAPP Market Influencers, LLC or TAPP Influencers Corp. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Lenders pursuant to Section 2.01(a).

“Term Loan” means an advance made by any Lender under the Term Loan Facility.

“Term Loan Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower on the Closing Date pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 with respect to the Term Loans. As of the Closing Date, the Term Loan Commitments are $20,000,000.

“Term Loan Facility” means (a) on the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of all Term Loans of all Lenders outstanding at such time.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit B-1.

“Term SOFR” means for any Determination Date, the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Adjustment” means 0.26161% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $500,000.

“Total Outstandings” means, without duplication, the sum of (a) the Total Term Loan Outstandings and (b) the Total Revolving Credit Outstandings.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Total Term Loan Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Trade Date” has the meaning specified in Section 10.06(b)(i).

“True North Loyalty Entities” means (a) True North Loyalty, LLC, a Delaware limited liability company, (b) BXY Ventures LLC, a Nevada limited liability company, (c) Member Services, LLC, a Delaware limited liability company, (d) True Identity, LLC, a Delaware limited liability company, (e) ClickGen, LLC, a Delaware limited liability company, and (f) Project Peachtree, LLC, a Delaware limited liability company.

“True North Loyalty Sale” means the sale of the Capital Stock in (or all or substantially all of the assets of) the True North Loyalty Entities to an unaffiliated third-party purchaser.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unused Facility Fee” has the meaning specified in Section 2.07(a).

“Unused Revolving Credit Facility Amount” means the daily average amount by which (a) the Revolving Credit Commitments exceeds (b) the Total Revolving Credit Outstandings, subject to adjustment as provided in Section 2.14.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)      Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)      Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, negative covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, negative covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Leases in the financial statements.

1.04    Rounding. Any financial ratios required to be maintained by any of the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be).

1.06    Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Adjusted Term SOFR, Term SOFR, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Base Rate, Adjusted Term SOFR or Term SOFR prior to its discontinuance or unavailability. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower (provided that, for the avoidance of doubt, nothing in this sentence shall modify or supersede the express terms of this Agreement and the other Loan Documents). Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Adjusted Term SOFR or Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to any Credit Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND LOANS

2.01     Loans.

(a)      Term Loans. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender, severally and not jointly, agrees to make a single loan to the Borrower on the Closing Date in an aggregate amount equal to the amount of such Lender’s Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and repaid may not be reborrowed.

(b)      Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender having a Revolving Credit Commitment severally and not jointly agrees to make its Applicable Percentage of Revolving Credit Loans to the Borrower from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate amount equal to the lesser of (i) the amount of such Lender’s Revolving Credit Commitment less such Lender’s Applicable Revolving Credit Percentage of Revolving Credit Exposure, or (ii) such Lender’s Applicable Revolving Credit Percentage of (A) the Borrowing Base (based upon the Borrowing Base Certificate delivered by the Borrower to the Administrative Agent pursuant to clause (ii) below) less (B) the Total Outstandings. Amounts borrowed under this Section 2.01(b) and repaid may be reborrowed. No Revolving Credit Loan shall be funded unless the following terms and conditions are satisfied or waived in writing by the Administrative Agent in its sole discretion with each Revolving Credit Borrowing:

(i)    each of the conditions set forth in Section 4.02 shall have been satisfied as of, and on, the date of such Revolving Credit Borrowing; and

(ii)    the proceeds of the Revolving Credit Loans are used for the purposes described in Section 6.11.

The request by the Borrower and acceptance by the Borrower of the proceeds of a Revolving Credit Loan shall be deemed to constitute, as of the date of the funding of such Revolving Credit Loan, (i) a representation and warranty by the Borrower that the conditions in this Section 2.01(b) are satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of the Administrative Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Loan Documents.

2.02     Borrowings of Committed Loans.

(a)      Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent via a Borrowing Request Notice appropriately completed and signed by a member of Senior Management of the Borrower, which may be given by any Electronic Medium. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time two (2) Business Days prior to the requested date of any Borrowing. Each Borrowing Request Notice shall specify (i) the Borrower requesting such Borrowing and (ii) the requested date of the Borrowing (which shall be a Business Day) and the principal amount of Committed Loans to be borrowed. Only the Borrowing Request Notice relating to Loans on the Closing Date shall request the making of the Term Loan. The Borrower may not submit more than two (2) Borrowing Request Notices for Loans during any week except with the consent of the Administrative Agent in its sole discretion. Each Borrowing of any Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)     Following receipt of a Borrowing Request Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. For each Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. Eastern time (or such later time as may be agreed upon by a Lender and the Administrative Agent) on the Business Day specified in the applicable Borrowing Request Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by transfer of such funds (such transfer to be initiated no later than 6:00 p.m. Eastern time) in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03    Prepayments; Mandatory Repayments.

(a)      Voluntary Prepayments of Loans.

(i)    Revolving Loans may be borrowed, repaid and prepaid, and reborrowed, in each case without premium or penalty and otherwise on the terms and conditions set forth in this Agreement.

(ii)    The Borrower may, upon notice to the Administrative Agent pursuant to a Prepayment Notice, at any time or from time to time voluntarily prepay Term Loans in whole or in part; provided that (i) the Borrower shall pay each Lender its Applicable Percentage of the Early Termination Premium, if applicable, on the amount prepaid concurrently with such prepayment, (ii) such notice must be received by the Administrative Agent not later than 2:00 p.m. Eastern time three (3) Business Days prior to any such date of prepayment, (iii) any prepayment of Term Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding, and (iv) any prepayment of Term Loans shall be made with a commensurate pro rata reduction of the Revolving Credit Commitment in accordance with Section 2.04. Each such notice shall specify the date and amount of such prepayment of the Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by the applicable Early Termination Premium, all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04.

(b)      Negative Excess Availability; Application of Reserved Cash; Release of Reserved Cash. Subject to Section 2.15, if for any reason at any time, Excess Availability is less than $0, the Borrower shall immediately (but in any case no later than one (1) Business Day) repay all outstanding Revolving Credit Loans in an aggregate amount equal to such deficiency; provided, that if the principal amount of all Revolving Credit Loans have been reduced to zero following such repayment and a deficiency still exists, the Borrower shall immediately provide additional Reserved Cash to the Reserved Cash Account in such amount that would eliminate such deficiency completely.

Subject to the conditions listed herein, the Borrower may request that the Administrative Agent release Reserved Cash in the Reserved Cash Account to the Borrower in an amount not to exceed the lesser of (A) the amount of the then existing Reserved Cash Account, and (B) the difference between (1) an amount equal to one hundred percent (100%) of the then existing Borrowing Base (calculated on a pro forma basis after giving effect to such proposed release of Reserved Cash), less (2) the Total Outstandings (to the extent such difference under this clause (B) is a positive number). Each request to release Reserved Cash shall be made upon the Borrower’s irrevocable notice to the Administrative Agent via a Reserved Cash Release Notice appropriately completed and signed by a member of Senior Management of the Borrower, which may be given by any Electronic Medium. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time two (2) Business Days prior to the requested date of such release of Reserved Cash. Any such request to release Reserved Cash shall be subject to the following conditions precedent (the “Cash Release Conditions”): (I) no Default or Event of Default shall have occurred or be existing on the date of and after giving effect to the release of any Reserved Cash; (II) concurrently with such request, the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate, which shall set forth the Borrowing Base based on the balances as of the close of business on the prior Saturday and calculated on a pro forma basis after giving effect to such proposed release of Reserved Cash, and (III) such request shall specify the amount of Reserved Cash that the Borrower is requesting be released, and shall be accompanied by the calculations and such other information that Administrative Agent shall reasonably request to confirm compliance with the terms of this paragraph. Upon satisfaction of the Cash Release Conditions, the Administrative Agent shall arrange for the release of the requested Reserved Cash to the Borrower’s operating account. The provisions of this Section 2.03(b) shall not be deemed a waiver in any respect of any Event of Default relating to a breach of Section 7.12(a).

(c)      Asset Dispositions. Within two (2) Business Days of receipt by any Credit Party of Net Cash Proceeds (so long as no Event of Default shall have occurred and be continuing, in an amount in excess of $150,000), from any asset disposition of Collateral (excluding dispositions of Inventory in the ordinary course of business), the Borrower shall prepay the Obligations in an aggregate amount equal to the sum of (i) 100% of such Net Cash Proceeds so received plus (ii) the applicable Early Termination Premium (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.05(b) and shall result in a pro rata repayment of the Total Term Loan Outstandings and the Total Revolving Credit Outstandings (together with a permanent reduction of the Revolving Credit Commitment in an amount commensurate with the amount of Revolving Credit Loans repaid as a result of this clause); provided, that (A) (1) any Net Cash Proceeds received by any Credit Party as a result of the AdParlor Sale (“AdParlor Sale Proceeds”) may, at the option of the Borrower, be applied on or prior to the first anniversary of the Closing Date to (x) make a repayment of outstanding Revolving Credit Loans (without any reduction of the Revolving Credit Commitments) or (y) make a pro rata repayment of the Total Term Loan Outstandings and the Total Revolving Credit Outstandings (together with a permanent reduction of the Revolving Credit Commitment in an amount commensurate with the amount of Revolving Credit Loans repaid as a result of this clause (y)) (in the case of clauses (x), without any Early Termination Premium being payable in connection therewith and in the case of clause (y), with an Early Termination Premium being payable on AdParlor Sale Proceeds in excess of $10,000,000), (2) if no Revolving Credit Loans are outstanding at such time (including after giving effect to any prepayment made pursuant to the foregoing clauses (A)(1)(x) or (y)), then any such excess AdParlor Sale Proceeds may be retained by such Credit Party and (3) if an Event of Default has occurred and is continuing at the time of such prepayment, then the amount of AdParlor Sale Proceeds that may be applied or otherwise retained pursuant to this clause (A) shall not exceed $10,000,000 (with any amount of AdParlor Sale Proceeds in excess of $10,000,000 being required to be applied pursuant to this Section 2.03(c) without giving effect to this clause (A)) and (B) Net Cash Proceeds received by any Credit Party as a result of the True North Loyalty Sale after the Closing Date shall be used by the Borrower to repay the Total Revolving Credit Outstandings (without a permanent reduction of the Revolving Credit Commitment); provided, further, that so long as no Event of Default shall have occurred and is continuing, at the election of the Borrower, any Credit Party may reinvest any Net Cash Proceeds that are subject to this Section 2.03(c) (other than Net Cash Proceeds received from the sale of (i) the Capital Stock of the Borrower or its Subsidiaries or (ii) all or substantially all or a material portion of the assets of any Credit Party or any business line, unit or division of a Credit Party or its Subsidiaries) in assets used or useful in the business of any other Credit Party within six (6) months after the date of such asset disposition (or, if within such six-month period, Parent or any of its Subsidiaries enters into a binding commitment to so reinvest such Net Cash Proceeds, then such amounts shall be required to be reinvested within three (3) months following the initial six-month period during which Parent or any of its Subsidiaries so committed to such plan of reinvestment), or, in each case, such longer period of time as agreed in writing by the Administrative Agent’s in its sole discretion, the consummation of such reinvestment to be certified by the Borrower in writing to the Administrative Agent within such period, as extended hereunder; provided, further, that any Net Cash Proceeds not so reinvested within such six-month period (or, to the extent applicable, such nine-month period) shall be immediately applied (together with the Early Termination Premium) to the prepayment of the Obligations as set forth in Section 2.05(c).

(d)     Casualty Events and Extraordinary Receipts. Within two (2) Business Days of receipt by any Credit Party of Net Cash Proceeds from any Casualty Event with respect to Collateral or any Extraordinary Receipts (in each case of such Net Cash Proceeds or Extraordinary Receipts, so long as no Event of Default shall have occurred and be continuing, in an amount in excess of $50,000), the Borrower shall prepay the Obligations in an amount equal to the sum of (i) 100% of (A) Net Cash Proceeds received by any Credit Party from Casualty Events with respect to Collateral and (B) all Extraordinary Receipts plus (ii) the applicable Early Termination Premium (in each case, such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.05(c) and shall result in a pro rata repayment of Total Term Loan Outstandings and the Total Revolving Credit Outstandings (together with a permanent reduction of the Revolving Credit Commitment in an amount commensurate with the amount of Revolving Credit Loans repaid as a result of this clause); provided that so long as no Event of Default shall have occurred and is continuing, at the election of the Borrower, any Credit Party may reinvest all or any portion of such Net Cash Proceeds and/or Extraordinary Receipts, as applicable, in assets used or useful in the business of any other Credit Party within six (6) months after the date of such Casualty Event or receipt of such Extraordinary Receipt (or, if within such six-month period, Parent or any of its Subsidiaries enters into a binding commitment to so reinvest such Net Cash Proceeds and/or Extraordinary Receipts, as applicable, then such amounts shall be required to be reinvested within three (3) months following the initial six-month period during which Parent or any of its Subsidiaries so committed to such plan of reinvestment), or, in each case, such longer period of time as agreed in writing by the Administrative Agent’s in its sole discretion and the consummation of such reinvestment to be certified by the Borrower in writing to the Administrative Agent within such period; provided, however, that any Net Cash Proceeds not so reinvested within such six-month period (or, to the extent applicable, such 12-month period) shall be immediately applied (together with the Early Termination Premium) to the prepayment of the Obligations as set forth in Section 2.05(c).

(e)      Issuance of Equity. ~~Within~~Other than in connection with the First Amendment Equity Raise (provided that no Default or Event of Default shall have occurred or be existing on a First Amendment Equity Raise Date), within two (2) Business Days of the sale or issuance by any Credit Party or any Subsidiaries (other than any sale or issuance to a Credit Party) of any its Capital Stock, the Borrower shall prepay the Obligations in an amount equal to the sum of (i) 100% of such Net Cash Proceeds so received plus (ii) the applicable Early Termination Premium (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 2.05(c) and shall result in a pro rata repayment of Total Term Loan Outstandings and the Total Revolving Credit Outstandings (together with a permanent reduction of the Revolving Credit Commitment in an amount commensurate with the amount of Revolving Credit Loans repaid as a result of this clause).

(f)      Incurrence of Indebtedness. Immediately upon the incurrence or issuance by any Credit Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted pursuant to Section 7.02), the Borrower shall prepay the Obligations in an amount equal to the sum of (i) 100% of such Net Cash Proceeds so received plus (ii) the applicable Early Termination Premium (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified in Section 8.03).

(g)      Mandatory Prepayment of Revolving Loans. If for any reason, Total Revolving Credit Outstandings exceeds the Revolving Credit Commitments, including without limitation, as a result of Section 2.04(b), then the Borrower shall immediately prepay Revolving Credit Loans in an aggregate amount equal to such excess.

(h)      Mandatory Prepayments Related to Cash Dominion Trigger Period. Upon the occurrence and during the continuance of a Cash Dominion Trigger Period, the Borrower shall prepay the principal amount of Revolving Credit Loans outstanding, if any, to the extent required by Section 6.16(b) hereof.

2.04    Termination or Reduction of Commitments.

(a)      Term Loan Facility. The aggregate Term Loan Commitments of the Lenders on the Closing Date shall be automatically and permanently reduced to zero upon the making of the Term Loans on the Closing Date.

(b)      Revolving Credit Facility. The Borrower may, upon notice to the Administrative Agent from the Borrower, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall pay the applicable Early Termination Premium in connection with such termination or reduction as set forth in Section 2.07(d), (iv) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Credit Loans in accordance with Section 2.03, the sum of the Total Revolving Credit Outstandings exceeds the Revolving Credit Commitments, and (v) any reduction or termination of Revolving Credit Commitment shall be accompanied by a pro rata repayment of the Term Loan in accordance with Section 2.03(a)(ii). The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitments, together with the applicable Early Termination Premium, shall be paid on the effective date of such termination.

2.05    Repayment of Loans; Application of Payments.

(a)      Maturity. In addition to the repayment of the Loans pursuant to Section 2.03, the Borrower shall repay to the Lenders on the Maturity Date, (i) the aggregate principal amount of the Term Loans on such date, together with all other Obligations in respect thereof, (ii) the aggregate principal amount of Revolving Credit Loans outstanding on such date, together with all other Obligations in respect thereof, and (iii) all other Obligations. The Borrower hereby unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)       Application of Payments. Subject to clause (c) below, repayments required pursuant to Sections 2.03(b) through (f) shall be applied to the Obligations as follows:

(i)          First, to pay outstanding Protective Advances funded by the Administrative Agent;

(ii)        Second, to pay Obligations owing to the Administrative Agent and Lenders constituting (a) indemnities and expenses then due and payable under this Agreement and the other Loan Documents and (b) the fees then due and payable under Section 2.07 (b), ratably among such Persons in proportion to the respective amounts described in this clause payable to them;

(iii)      Third, to pay Obligations constituting accrued and unpaid interest and fees (including without limitation, the Early Termination Premium) due and payable to, the Lenders by the Borrower under this Agreement and the other Loan Documents ratably among them in proportion to the respective amounts described in this clause Third payable to them;

(iv)       Fourth, to repay principal on the Term Loans and Revolving Credit Loans ratably among the holders thereof in proportion to the respective amounts described in this clause Fourth payable to them; and

(v)         Fifth, thereafter to the Borrower’s operating account.

All payments applied to the Loans pursuant to this Section 2.05 shall (x) be applied to the Loans owing to the Lenders in accordance with their respective Applicable Percentages, (y) be subject to any applicable Early Termination Premium, and (z) be accompanied by accrued interest to the extent required by Section 2.06 and Breakage Costs to the extent required by Section 3.04.

The Administrative Agent reserves the right in its Permitted Discretion at any time to repay the outstanding Obligations with any or all of the Reserved Cash or funds held in the Reserved Cash Account and in such event, Reserved Cash or funds held in the Reserved Cash Account shall be applied as follows: First, to repay the principal balance of the Revolving Credit Loans (but so long as no Default or Event of Default shall have occurred and be continuing at such time, without any permanent reduction of Revolving Credit Commitments); and Second, to repay the principal balance of the Term Loans, subject to any applicable Early Termination Premium and, in each case, shall be applied to the principal balance of the Loans based on the pro rata share of each Lender (for the avoidance of doubt, the remittance of additional Reserved Cash pursuant to Section 2.03(b) above shall not be deemed a prepayment for the purposes of Section 2.03(b) and any applicable Early Termination Premium unless and until such Reserved Cash is applied to prepay the Term Loans or results in a Revolving Credit Commitment reduction). The Administrative Agent shall provide notice of such application of Reserved Cash (which notice may be same day) in writing to the Borrower, unless the Administrative Agent determines in its Permitted Discretion that the provision of such notice would impair the collectability or repayment of the Obligations.

(c)       Following the occurrence and during the continuance of an Event of Default, or during the continuance of a Cash Dominion Trigger Event, the Administrative Agent may (and at the direction of the Required Lenders, shall) apply all funds transferred and credited to the Collection Account (or otherwise on account of the payment of the Obligations) to the Obligations in accordance with Section 8.03.

2.06    Interest.

(a)       Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate.

(b)      Following the occurrence and during the continuance of an Event of Default, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws unless otherwise agreed to in writing by the Administrative Agent.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest accruing at the Default Rate shall be due and payable on demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07    Fees.

(a)       The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders (including SLR and its Affiliates), a one-time closing fee (the “Closing Fee”) in an aggregate amount equal to $750,000. The Closing Fee shall be fully earned and due and payable in full upon the Closing Date.

(b)       The Borrower shall pay an aggregate annual agency fee (the “Agency Fee”) of $50,000 to the Administrative Agent, for the ratable benefit of the Administrative Agent and its Affiliates, in advance on the Closing Date and on each anniversary thereof, until the Obligations have been paid and satisfied in full. The Agency Fee shall be fully earned upon becoming due and payable.

(c)       The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their Applicable Revolving Credit Percentages, an unused facility fee (the “Unused Facility Fee”) equal to 0.50% times the Unused Revolving Credit Facility Amount for the applicable calendar month for which such Unused Facility Fee is due. The Unused Facility Fee shall accrue at all times on and following the Closing Date so long as the Revolving Credit Commitments are outstanding, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable monthly in arrears on the first day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Unused Facility Fee shall be calculated monthly in arrears and shall be fully earned upon becoming due and payable.

(d)      Upon the occurrence of an Early Termination Premium Trigger Event, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, the Early Termination Premium. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Early Termination Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid and the Revolving Credit Commitments were terminated as of such date and shall constitute part of the Obligations for all purposes herein. Any Early Termination Premium payable in accordance with this Section 2.07(d) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Early Termination Premium Trigger Event, and each of the Credit Parties agree that it is reasonable under the circumstances currently existing. The Early Termination Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF THE CREDIT PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE FEE IN CONNECTION WITH ANY SUCH ACCELERATION. Each of Credit Party expressly agrees that (A) the Early Termination Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Early Termination Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Early Termination Premium, (D) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.07(d), (E) the agreement of the Credit Parties to pay the Early Termination Premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (F) the Early Termination Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any such Early Termination Premium Trigger Event.

(e)      Each Borrower’s obligation to pay the foregoing fees described in this Section 2.07    will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute such Borrower may have. All of the fees described above in this Section 2.07 shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to this Agreement and the other Loan Documents.

2.08    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10     Payments Generally; Administrative Agent’s Clawback.

(a)     General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. Eastern time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. Eastern time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)     Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of Adjusted Term SOFR and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans made. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)          Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of Adjusted Term SOFR and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)      Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender, without interest.

(d)      Obligations of Lenders Several. The obligations of each of the Lenders hereunder to make Term Loans and Revolving Credit Loans, and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)       Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12    Collateral and Guarantees.

(a)      Collateral. The Loans and the other Obligations shall be secured by valid, first priority (subject to Permitted Liens), perfected and enforceable Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, in all of the Collateral subject to the terms of this Agreement and the Security Documents.

(b)       Guarantees. Payment of the Loans and the other Obligations shall be unconditionally guaranteed by each Guarantor subject to the terms of the Guaranty.

(c)      Further Assurances. Each Credit Party covenants and agrees that it shall comply with all terms and conditions of each of the Security Documents and that such Credit Party shall at any time and from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such instruments and documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for, perfect or protect the Lien of the Administrative Agent in the Collateral.

2.13     [Reserved].

2.14     Defaulting Lenders.

(a)      Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)      Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15    Protective Advances.

(a)     The Administrative Agent shall be authorized, in its discretion, at any time, whether or not a Default or Event of Default exists or any of the conditions in Section 4.02 are not satisfied, to make loans, disbursements and advances (“Protective Advances”) to the Borrower, on behalf of all Lenders, that the Administrative Agent, in its Permitted Discretion, deems are necessary or desirable (i) to preserve or protect any Collateral or the Credit Parties’ business operations, (ii) to enhance the collectability or repayment of the Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of principal, interest, fees, premiums (including, without limitation, any Early Termination Premium), reimbursable expenses (including costs, fees and expenses as described in Section 10.04) and other sums payable under the Loan Documents; provided that prior to an Event of Default and absent exigent circumstances, the Administrative Agent shall use reasonable efforts to notify the Borrower after paying any such amount or taking any such action. All Protective Advances shall bear interest at the Base Rate (or, during such time as an Event of Default has occurred and is continuing, the Default Rate). All Protective Advances shall be Obligations secured by the Collateral, shall constitute Loans and shall be payable by the Borrower on demand by the Administrative Agent. Any funding of Protective Advances shall not constitute a waiver by the Administrative Agent or the Lenders of any Event of Default. Other than with respect to the notice and consultation rights expressly provided above, in no event shall the Borrower or any other Credit Party be deemed to be a beneficiary of this Section nor authorized to enforce any of its terms.

(b)     Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. Each Lender shall transfer (a “Transfer”) the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 1:00 p.m., Eastern time, on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. Eastern time), and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default. If any such amount is not transferred to the Administrative Agent by any Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon, for each day from and including the Transfer Date to but excluding the date of payment to the Administrative Agent, at Adjusted Term SOFR. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.16     Loan Account.

(a)      The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrower resulting from each Loan from time to time. Any failure of the Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing hereunder.

(b)     Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

(c)     The Administrative Agent is authorized to, and at its sole election may, charge to the Loan Account on behalf of the Borrower and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Committed Loans, then due and payable by the Borrower under this Agreement or any of the other Loan Documents, even if the amount of such charges would cause Excess Availability to be less than $0. At the Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Obligations hereunder. The Administrative Agent shall provide reasonable notice to the Borrower of any such charges.

2.17    Reserves and Eligibility Criteria. The Administrative Agent may, from time to time in the exercise of its Permitted Discretion, (a) establish, modify or eliminate Reserves and (b) adjust the eligibility criteria or establish new eligibility criteria with respect to components of the Borrowing Base; provided that, notwithstanding the foregoing or anything contrary in this Agreement, no Reserves shall be established or changed and no modifications to eligibility criteria or standards made, in each case, except upon not less than three (3) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of such Reserve being established or the modification to eligibility criteria or standards being made (during which period (i) the Administrative Agent shall, if requested, discuss any such Reserve, change or modification with the Borrower and (ii) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change or modification thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided, further, that such notice period shall not apply (x) in such circumstances where the Administrative Agent determines in its Permitted Discretion that the provision of such notice would impair the collectability or repayment of the Obligations (in which case the Administrative Agent shall notify the Borrower as promptly as such circumstances permit) and (y) to changes to Reserves solely for purposes of correcting mathematical or clerical errors, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of one (1) Business Day.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01     Taxes.

(a)       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)        If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment to a Recipient, then (A) the Credit Party or Administrative Agent shall withhold or make such deductions as are determined by the Credit Party or Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Credit Party or Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)        If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment to a Recipient, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)       Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)        Tax Indemnifications.

(i)         The Credit Parties shall, and do hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)         Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)       Evidence of Payments. As soon as practicable after any payment of Taxes by the Credit Parties or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Credit Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Status of Lenders; Tax Documentation.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that a Credit Party is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (or any substantively comparable subsequent versions thereof or successors thereto);

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI (or any substantively comparable subsequent versions thereof or successors thereto);

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code a certificate substantially in the form of Exhibit G (a “U.S. Tax Compliance Certificate”), as applicable and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)       On or prior to the date it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower either (i) a PDF copy of IRS Form W-9, or (ii) if the Administrative Agent is not a U.S. Person (a) two duly completed originals of IRS Form W-8ECI with respect to payments to be received under the Loan Documents for its own account and (b) with respect to payments received on account of any Lender, a PDF copy of IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes and assuming primary responsibility for U.S. federal income tax withholding. Notwithstanding anything to the contrary in this Section 3.01(e)(ii)(E), the Administrative Agent shall not be required to deliver any documentation pursuant to this Section 3.01(e)(ii)(E) that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)      Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)      Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02     Inability to Determine Rates; Illegality

(a)    If the Administrative Agent determines (which determination shall be conclusive absent manifest error) in connection with any request for a Loan that (a) adequate and reasonable means do not exist for determining Adjusted Term SOFR or (b) Adjusted Term SOFR (or such replacement convention) with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans at an interest rate based on Adjusted Term SOFR (or such replacement convention) shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such time, all such outstanding Loans shall bear interest at the Base Rate plus the Applicable Rate (or at the Default Rate if an Event of Default has occurred that is continuing). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of Loans bearing interest at Adjusted Term SOFR (or such replacement convention) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans bearing interest at the Base Rate plus the Applicable Rate (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

(b)    If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted in writing that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain, fund or charge interest with respect to any Loan, or to determine or charge interest rates, in each case, based upon Adjusted Term SOFR, or to give effect to its obligations as contemplated hereby with respect to such Loan, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or continue Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Until such circumstances giving rise to the determination no longer exist, as set forth in a written notice provided by such Lender to the Administrative Agent and the Borrower, all outstanding Loans of such Lender and Loans thereafter made by such Lender shall bear interest at the Base Rate plus Applicable Rate plus 2.00% per annum (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

3.03    Increased Costs.

(a)      Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender any other condition (other than any condition related to Taxes), cost or expense affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, by an amount that such Lender deems to be material, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), by an amount that such Lender deems to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, or automatic, by reason of acceleration or otherwise); (b) any failure by a Credit Party (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower e or (c) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13, including any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (all of such losses, costs or expenses, together with any administrative fees referred to in the following sentence, are referred to herein collectively as the “Breakage Costs”). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Loan made by such Lender through a matching deposit for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.05    Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or requires a Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender as the case may be (it being understood that the Borrower shall be given a reasonable opportunity to reimburse such costs or expenses). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.05(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.06    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01    Conditions to the Closing Date. The obligation of each Lender to make its initial Loans hereunder is subject to satisfaction of the following conditions precedent to the Administrative Agent satisfaction:

(a)      The Administrative Agent receipt of the following, each of which shall be originals or facsimile or other electronic image transmission (e.g., “PDF” or “TIF” via electronic mail) (followed promptly by originals) unless otherwise specified, each properly executed by a member of the Senior Management of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)       (A) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Credit Parties, and (B) executed counterparts of each Security Document sufficient in number for distribution to the Administrative Agent and the Credit Parties, and an executed Note for each Lender who requests a Note;

(ii)      an officer’s certificate of each Credit Party executing a Loan Document, (A) certifying and attaching true, correct and complete copies of: (1) the certificate of formation, certificate of incorporation, articles of incorporation (or such equivalent thereof) of such Credit Party, and, where applicable, certified as of a recent date from the Secretary of State (or applicable Governmental Authority) of the jurisdiction in which such Credit Party is incorporated or formed, (2) the by-laws, limited liability company agreement, articles of association, partnership agreement or other applicable Governing Document of such Credit Party, and (3) the resolutions or votes of the board of directors or board of managers or partners (or equivalent thereof) of such Credit Party, authorizing such Credit Party’s entry into the Loan Documents to which it is a party; and (B) certifying the incumbency of members of the Senior Management of such Credit Party authorized to act in connection with this Agreement and the other Loan Documents to which such Credit Party is a party and providing a specimen signature of such members of the Senior Management of such Credit Party who will be signing Loan Documents on the Closing Date and thereafter;

(iii)      such documents and certifications as the Administrative Agent may require to evidence that each Credit Party executing a Loan Document is validly existing and in good standing (where applicable) in its jurisdiction of incorporation or formation, as applicable;

(iv)      a favorable legal opinion of Willkie Farr & Gallagher LLP, special New York counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Credit Parties and the Loan Documents as the Administrative Agent may reasonably request; and

(v)       a certificate of a member of the Senior Management of the Borrower certifying that (1) the condition specified in Sections 4.02(b) has been satisfied, (2) there has been no event or circumstance since December 31, 2023 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (3) all consents, licenses, and approvals required in connection with the execution, delivery and performance by each Credit Party and the validity against each Credit Party of the Loan Documents to which such Credit Party is a party have been obtained.

(b)       The Administrative Agent shall have received duly executed Agency Account Agreements, signed by each of the applicable parties thereto, for each deposit account or securities account required to be subject to an Agency Account Agreement pursuant to the terms of Section 6.16 hereof.

(c)       The Administrative Agent shall have received a duly completed Borrowing Base Certificate together with such supporting materials as requested by the Administrative Agent, dated as of the Closing Date, demonstrating that Excess Availability is equal to or greater than $3,500,000 more than the greater of (i) $3,000,000 and (ii) 7.5% of the Line Cap as of the Closing Date after giving effect to (A) the funding of the Term Loan hereunder and (B) the consummation of the transactions and payment of all fees and expenses in connection therewith, with a certification that all accounts payable, lease payments, payments due under Indebtedness (other than the Obligations) and taxes, in each case which are due and payable at such time have been paid current and excluding good faith disputes and any other items disclosed to the Administrative Agent in writing prior to the Closing Date and approved by the Administrative Agent.

(d)      The Administrative Agent shall have received certificates of insurance from an independent insurance broker naming the Administrative Agent as additional insured or lender’s loss payee thereunder, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement and the other Loan Documents, which shall be in amounts, types and terms and conditions reasonably satisfactory to the Administrative Agent.

(e)       The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral.

(f)      The Administrative Agent shall have received from each Credit Party executing a Loan Document, a completed and executed Closing Date Perfection Certificate and the results of UCC and intellectual property searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(g)       The Administrative Agent shall have received a payoff letter in form and substance satisfactory to the Administrative Agent evidencing that the Specified Existing Debt has been or concurrently with the Closing Date shall be repaid in full, together with such other financing statement terminations, notices of termination and releases, requested by the Administrative Agent.

(h)      The Administrative Agent shall have received an officer’s certificate of the Borrower dated as of the Closing Date and signed by a Financial Officer as to the Solvency of the Credit Parties and their Subsidiaries, on a consolidated basis, immediately after giving effect to the Loans hereunder and the other transactions contemplated hereby occurring on the Closing Date.

(i)        The Administrative Agent shall have received a business plan and integrated multi-year projections of the Parent and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Parent and the other Credit Parties, in form and substance acceptable to the Administrative Agent, of (i) Excess Availability and (ii) consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries through the Fiscal Year ending December 31, 2023 and 2024 on a month-by-month basis and quarterly for each Fiscal Year thereafter through and including the Fiscal Year ending December 31, 2028.

(j)       The Administrative Agent shall have been satisfied with results of all business and legal due diligence, including, without limitation:

(i)         the capital structure of the Credit Parties and their Affiliates;

(ii)        the results of commercial finance examinations (including a “bring down” commercial field exam);

(iii)       the financial statements and projections referred to in Section 5.02;

(iv)       all background checks on Senior Management, documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation, in each case, to the Administrative Agent’s reasonable satisfaction; and

(v)        to the extent a Credit Party constitutes a “legal entity customer” under the Beneficial Ownership Regulation and to the extent requested by any Lender, a completed Beneficial Ownership Certification in relation to each such Credit Party.

(k)      The Administrative Agent shall have received evidence to its satisfaction of the closure of all of the Credit Parties’ bank accounts other than those listed on Schedule 10 to the Closing Date Perfection Certificate.

(l)       [Reserved].

(m)    The Administrative Agent shall have received (i) an initial Borrowing Request Notice and disbursement instructions from the Borrower, indicating how the proceeds of the Term Loans are to be disbursed and (ii) a sources and uses and funds flow memorandum, in each case, in form, scope and substance reasonably satisfactory to the Administrative Agent.

(n)      Any fees required to be paid under the Loan Documents on or before the Closing Date shall have been paid.

(o)     The Borrower shall have paid out of the proceeds of the initial funding of the Term Loans all fees, charges and disbursements of counsel to the Administrative Agent, the Lenders and the Arranger to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent, the Lenders and the Arranger).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or satisfactory to such Person unless the Administrative Agent shall have received notice from such Person prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Loans.The obligation of each Lender to honor any Borrowing Request Notice is subject to the following conditions precedent:

(a)      The representations and warranties of the Borrower and each other Credit Party contained in Article V and any other Loan Document, shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the date of such Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date, and except that for purposes of Section 4.02, the representations and warranties contained in Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively of Section 6.04.

(b)      No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof (including, without limitation, as to Section 7.12).

(c)      The Borrower shall have delivered to the Administrative Agent a Borrowing Request Notice in accordance with the requirements hereof and a Borrowing Base Certificate (such Borrowing Base Certificate to be the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.04(c) modified to reflect Total Outstandings on such date).

Each Borrowing Request Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), and (c) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Credit Party signatory hereto represents and warrants to the Lenders and the Administrative Agent for itself and on behalf of its Subsidiaries as follows:

5.01    Corporate Authority, Etc.

(a)     Existence, Qualification and Power. Each Credit Party and each Subsidiary thereof (i) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(ii) and (iii) of this Section 5.01, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)     Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Governing Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (A) any Material Agreement to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except in each case referred to in clauses (b)(ii) and (iii) of this Section 5.01, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     Governmental Authorization; Other Consents. Except as could not reasonably be expected to result in a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, (ii) the grant by any Credit Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance by any Credit Party of the Liens created under the Security Documents (including the first priority nature thereof), or (iv) the exercise of the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except, in each case, for (x) approvals, consents, exemptions, authorizations, actions, notice and filing which have been duly obtained, taken, given or made and are in full force and effect and (y) filings which are necessary to perfect the security interests created under the Security Documents.

(d)     Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity relating to enforceability (whether considered in a proceeding at law or in equity) but such principles do not make the remedies afforded by the Loan Documents inadequate for the practical realization of the principal benefits intended to be provided thereby.

5.02    Financial Statements; Projections.

(a)     There has been furnished to the Administrative Agent (for distribution to each of the Lenders) a consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2023 in draft form, which is in form and substance satisfactory to the Administrative Agent, and a consolidated statements of income or operations, cash flows and shareholders’ equity of the Parent and its Subsidiaries for the Fiscal Year then ended, which financial statements (i) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and the results of operations for the Fiscal Year then ended and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for all federal and other material Taxes, material commitments and Indebtedness.

(b)     There has been furnished to the Administrative Agent (for distribution to each of the Lenders) an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the close of the Fiscal Month ending January 31, 2024, and unaudited consolidated statements of income or operations and cash flow of the Parent and its Subsidiaries as of the close of such Fiscal Month, in each case, certified by a Financial Officer of the Parent. Such balance sheet and statement of income or operations and cash flows have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and the results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject to the absence of foot notes and to normal year-end audit adjustments. There are no contingent liabilities of the Parent or any Subsidiary as of such date involving material amounts, known to the officers of the Parent or any Subsidiary, required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP which were not disclosed in such balance sheet and the notes related thereto.

(c)     There has been furnished to the Administrative Agent (for distribution to each of the Lenders) integrated multi-year projections of (x) Excess Availability and (y) the consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries for each Fiscal Month following the Closing Date through and including the Fiscal Year ending December 31, 2024 and for each Fiscal Quarter thereafter. Such projections have been prepared on a pro forma basis after giving effect to the transactions contemplated hereby. Such projections were prepared in good faith and based on assumptions that are believed in good faith to be reasonable in light of the facts and circumstances known on and as of the Closing Date (it being understood and agreed that such projections are as to future events and are not to be viewed as facts, subject to significant uncertainties and contingencies, many of which are beyond control, no assurance can be given that the projections will be realized, and actual results may materially differ from the projections).

5.03    Solvency.After giving effect to the Loans hereunder, the other transactions contemplated hereby, the Credit Parties and their Subsidiaries, on a consolidated basis, are Solvent.

5.04    No Material Adverse Change.Since December 31, 2023, there has occurred no Material Adverse Effect.

5.05    Ownership of Property; Liens. Each of the Credit Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for any defects in such title in fee simple as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Credit Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

5.06   Franchises, Patents, Copyrights, etc. Each Credit Party possesses or has a license or other right to use all Intellectual Property reasonably necessary for the conduct of its business without known material infringement or misappropriation of any rights of others, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Closing Date Perfection Certificate sets forth a true, correct and complete list of all U.S. Intellectual Property registrations and applications owned by each Credit Party as of the Closing Date. As of the Closing Date, the Credit Parties do not possess any Intellectual Property registered in a jurisdiction other than the United States. When delivered as required pursuant to Section 6.04(i), the most recently delivered Perfection Certificate sets forth a true, correct and complete list of the Intellectual Property registration and applications owned by each Credit Party as of such date.

5.07    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Credit Parties, any of its Subsidiaries or any member of the Senior Management of any Credit Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, except as specifically disclosed in Schedule 17 to the Closing Date Perfection Certificate.

5.08   No Default. Except as set forth on Schedule 5.08, neither any Credit Party nor any Subsidiary thereof is in default under or with respect to any Material Agreement that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.09    Compliance with Laws. Each Credit Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, in each case, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10    Tax Status. The Credit Parties (i) have filed or caused to be filed all federal state, foreign, provincial and income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject and (ii) have paid all federal and all other material Taxes (including withholdings) required to have been paid including in their capacity as tax withholding agents, except those being contested in good faith and by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefor in accordance with GAAP (unless foreclosure or other similar enforcement action has been commenced in respect thereof or any Lien has been filed or otherwise perfected therefor, in which case such exception does not apply). There is no proposed tax assessment or other claim against and no tax audit with respect to any Credit Party or any Subsidiary except (i) those being actively contested by a Credit Party or any Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance with all applicable and federal, state and material local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

5.11    Insurance. The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties operate, including without limitation and for the avoidance of doubt, business interruption insurance.

5.12    Investment Company Acts. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13    ERISA Compliance.

(a)      Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code, along with its corresponding trust, either has received a favorable determination letter or is subject to an applicable opinion or advisory letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of each Credit Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status that would reasonably be expected to result in a Material Adverse Effect.

(b)     There are no pending or, to the best knowledge of each Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)     Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred, and neither any Credit Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Credit Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Pension Plan to drop below 60% as of the most recent valuation date; (iv) neither any Credit Party nor any ERISA Affiliate has incurred any liability with respect to any Pension Plan to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)     Neither any Credit Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.14    Regulations U and X. The proceeds of the Loans shall be used solely for the purposes specified in Section 6.11. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.15   Jurisdiction of Organization; Chief Executive Office. Subject to any notices provided by the Credit Parties pursuant to Section 6.02, Schedule A to the Closing Date Perfection Certificate lists each Credit Party’s jurisdiction of organization, legal name and the location of such Credit Party’s chief executive office.

5.16    Fiscal Year. The Credit Parties have a fiscal year ending as set forth in the definition of “Fiscal Year”.

5.17   Subsidiaries, etc. As of the Closing Date, the Credit Parties do not have any Subsidiaries except as set forth on Schedule 8(a) to the Closing Date Perfection Certificate and, as of the Closing Date, all of the outstanding Capital Stock in such Subsidiaries have been validly issued, fully paid and with respect to Subsidiaries that are corporations, nonassessable (except to the extent of such rights that may exist pursuant to non-waivable provisions of applicable Laws) in the amounts specified on Schedule 8(a) to the Closing Date Perfection Certificate, free and clear of all Liens (other than Permitted Liens).

5.18   Environmental Compliance. Except as specifically disclosed in Schedule 5.17, each Credit Party and each Subsidiary thereof is, and within the period of all applicable statutes of limitation have been, in compliance with the requirements of all Environmental Laws applicable to the business, operations and properties of such Credit Party and its Subsidiaries except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Credit Parties and their Subsidiaries hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits, in each case, except for such failures to hold or comply with such Environmental Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19   Labor Contracts. Except as set forth on Schedule 5.20, as of the Closing Date, none of the Credit Parties is party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Credit Party’s employees, or threats of strikes or work stoppages that would reasonably be expected to result in a Material Adverse Effect.

5.20   Disclosure. Each Credit Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than projections, forecasts and other forward-looking information and information of an economic or industry-wide nature) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

5.21    Anti-Corruption Laws; Sanctions Laws; Beneficial Ownership Certification.

(a)      Each Credit Party, its Subsidiaries and their respective Related Parties are in compliance with applicable Anti-Corruption Laws in all material respects. Each Credit Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Credit Party, its Subsidiaries and their respective Related Parties with applicable Anti-Corruption Laws. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby, in each case, made or taken by a Credit Party or its Subsidiaries will violate Anti-Corruption Laws.

(b)     No Credit Party, nor, to the knowledge of the Credit Parties, any director, officer, employee or agent thereof, is entity Person that is, or is owned or controlled by any Person that is (i) currently the subject of any applicable Sanctions, (ii) located, organized or residing in any Designated Jurisdiction, (iii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority, or (iv) or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of applicable Sanctions or who is located, organized or residing in any Designated Jurisdiction. Neither any Credit Party, nor any Subsidiary nor, to the knowledge of any Credit Party, any Affiliate of any Credit Party (x) is a Sanctioned Person, or (y) has any of its assets in Sanctioned Countries. No Loan, nor the proceeds from any Loan, has been used to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any applicable Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, or the Administrative Agent) of applicable Sanctions.

(c)      As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.22    Borrowing Base Certificates. Each Borrowing Base Certificate is true, complete and correct in all material respects.

5.23.  Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to the Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by rendition of services to such Account Debtor in the ordinary course of a Credit Party’s business, (b) owed to a Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

5.24.   Bank Accounts. The Closing Date Perfection Certificate sets forth the true, correct and complete account numbers and location of all bank accounts of the Credit Parties as of the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Subsidiaries that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation remains outstanding:

6.01   Punctual Payment. Each Credit Party will duly and punctually pay or cause to be paid when due all principal and interest on the Loans, the fees and all other Obligations and amounts provided for in this Agreement and the other Loan Documents to which it is a party and will cause to be paid any amounts owing by any Credit Party, all in accordance with the terms of this Agreement and such other Loan Documents.

6.02   Maintenance of Office; Certain Changes. Each Credit Party shall furnish to the Administrative Agent prior written notice of any change in (i) any Credit Party’s legal name and (ii) any Credit Party’s organizational structure or jurisdiction of incorporation or formation, no later than ten (10) days (or such shorter period as the Administrative Agent may agree to in its sole discretion) prior to, and the acknowledgement of the Administrative Agent that all actions required by the Administrative Agent to continue the perfection of its Liens, shall have been completed, before any change in its name, or the type of its organization or jurisdiction of organization. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence until the Administrative Agent has confirmed in writing that all filings, publications and registrations have been made under the UCC or other applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject only to Permitted Liens) for its own benefit and the benefit of the other Secured Parties. Each Credit Party will furnish to the Administrative Agent written notice of any change in (i) the location of any Grantor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to any Collateral included in the Borrowing Base owned by it or any office or facility at which any Collateral included in the Borrowing Base owned by it is located (including the establishment of any such new office or facility) or location from which Accounts are invoiced or paid and (ii) any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any required on the financing statement to be filed against such Credit Party, in each case, not less than ten (10) calendar days (or such shorter period as the Administrative Agent may agree to in its sole discretion) after the occurrence of clauses (i) and (ii) of this sentence. Each Credit Party shall take any other action required to continue the perfection of the Administrative Agent’s Liens on the Collateral.

6.03   Records and Accounts. Each Credit Party will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with, and all financial statements provided for herein shall be prepared in accordance with GAAP consistently applied; (b) maintain adequate accounts and reserves for all federal and all other material taxes (including income taxes, depreciation, depletion, obsolescence and amortization of its properties, contingencies and other reserves); and (c) at all times, maintain independent certified public accountants as the Credit Parties’ accountants which shall be reasonably satisfactory to the Administrative Agent (provided that Grant Thornton, BDO, EisnerAmper, RMP Accounting and any of the “Big Four” accounting firms are deemed to be satisfactory to the Administrative Agent) .

6.04   Financial Statements, Certificates and Information. The Credit Parties will deliver to the Administrative Agent (for distribution to the Lenders):

(a)      as soon as available, and in any event within one hundred (100) days after the close of each Fiscal Year, (i) balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for the Parent and its Subsidiaries, which consolidated statements shall be audited and certified without qualification by the Credit Parties’ independent certified public accountants (except for any such qualification (x) relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Parent’s independent certified public accountants or (y) as to the audit for the Fiscal Year ended December 31, 2023, any potential inability to satisfy a financial covenant set forth in Section 7.12 on a future date or in a future period) and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to the Administrative Agent (provided that any such financial statements containing information of the type and scope consistent with the financial statements for the Fiscal Year ended December 31, 2022 shall be deemed to be reasonably acceptable to the Administrative Agent) and (ii) a Compliance Certificate duly executed by a Financial Officer of the Parent, which (A) attaches and certifies to the foregoing consolidated financial statements, (B) certifies that the information contained in such consolidated financial statements fairly presents in all material respects the financial condition of the Parent and its Subsidiaries on the dates indicated therein, (C) setting forth a calculation of Consolidated EBITDA and Modified Consolidated EBITDA on a trailing twelve month basis at the end of such Fiscal Year, (D) appends computations evidencing the Consolidated Fixed Charge Coverage Ratio for the Measurement Period ended as of the last day of such Fiscal Year, to the extent such computations differ from those provided pursuant to Section 6.04(b), (E) appends computations relative to Section 7.12 and specifying whether the Parent and its Subsidiaries have complied with Section 7.12, to the extent such computations differ from those provided pursuant to Section 6.04(b), (F) includes a management discussion and analysis (with reasonable detail and specificity) of the results of operations for such Fiscal Year and (G) states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Year, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

(b)      as soon as available, and in any event within thirty (30) days after the end of each Fiscal Month, including for the last Fiscal Month of the Fiscal Year (subject to subsequent audit adjustments and, in the case of the last Fiscal Month of each Fiscal Quarter, any subsequent adjustments delivered within forty-five (45) days after the end of such Fiscal Month) (i) unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (for such month and for the portion of the Fiscal Year then elapsed) and certified by a Financial Officer of the Parent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) a Compliance Certificate duly executed by a Financial Officer of the Parent, which, (A) attaches and certifies to the foregoing financial statements, (B) certifies that the information contained in such financial statements fairly presents in all material respects the financial condition of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes), (C) sets forth in comparative form the results for and through such Fiscal Month (and for the portion of the Fiscal Year then elapsed) with the most recent projections delivered to the Administrative Agent pursuant to Section 6.04(d), (D) appends computations evidencing the Modified Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio for the Measurement Period ended as of the last day of such Fiscal Month, (E) appends computations relative to Section 7.12(a) and specifying whether the Parent and its Subsidiaries have complied with Section 7.12(a) as of the end of such Fiscal Month, and (F) states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Month, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof to the Administrative Agent’s reasonable satisfaction;

(c)     not later than the fifteenth (15th) day following the end of each Fiscal Month, (i) a Borrowing Base Certificate with respect to the Collateral of the Credit Parties as of the close of business of the last day of such previous Fiscal Month, accompanied by such supporting detail, documentation and information related thereto as the Administrative Agent shall reasonably request, and (ii) an accounts receivable aging report, and an accounts payable aging report, in each case, as of the close of business on the last day of such previous Fiscal Month, in each case, accompanied by such supporting detail, documentation and information as the Administrative Agent shall reasonably request, and such other data or information as the Administrative Agent may request; provided that during an Enhanced Collateral Reporting Period, the Borrower shall furnish such information on a weekly basis no later than on the Wednesday following the close of business of the immediately preceding week, with such information as of the Saturday of such preceding week;

(d)      (i) not later than thirty (30) days after the end of each Fiscal Year, the annual budget for the following Fiscal Year, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and results of operations and cash flows of the Parent and its Subsidiaries on a monthly basis for such Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and (ii) promptly upon availability, any material revisions to such forecast with respect to such Fiscal Year, projections of Excess Availability and the Consolidated Fixed Charge Coverage Ratio for the next Fiscal Year on a month by month basis and on a quarterly basis, respectively;

(e)     promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(f)      promptly upon receipt thereof, copies of any detailed audit reports, financial control reports, management letters or recommendations submitted to the board of directors or other governing body (or the audit committee of the board of directors or other governing body) of the Credit Parties by independent accountants or internal auditors in connection with any audit of any of them;

(g)     promptly, and in any event within three (3) Business Days after receipt by a member of Senior Management thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary;

(h)      (i) promptly following the reasonable request of the Administrative Agent, a report summarizing the insurance coverage in effect for each Credit Party (which may be in a form that is substantially consistent with Schedule 18 to the Closing Date Perfection Certificate) and (ii) within 30 days following the modification, renewal, replacement of any insurance policy of any Credit Party, updated insurance certificates and endorsements evidencing such coverage; and

(i)       no later than thirty (30) days following the end of the Fiscal Year (or more frequently at the election of the Credit Parties), an updated Perfection Certificate as to each Credit Party in substantially the same form as the Perfection Certificate most recently delivered to the Administrative Agent (with such scope and detail as the Administrative Agent’s may reasonably require) or a certificate confirming that there has been no change in such information since the Perfection Certificate delivered on the Closing Date or the most recent Perfection Certificate delivered pursuant to this Section 6.04);

(j)      unless the Administrative Agent has “viewer access” with respect to each and all deposit accounts (including the Concentration Account), all securities accounts and all commodities accounts (other than Excluded Accounts) pursuant to Section 6.16 hereof, on Wednesday of each week, the Credit Parties shall provide the Administrative Agent a report with respect to all cash and Cash Equivalents held by the Credit Parties as of the immediately preceding Saturday or any more recent date (including, without limitation, all amounts thereof, and where such cash and Cash Equivalents are held); and

(k)     (i) as and when required under the terms of any credit risk insurance policy maintained with respect to Eligible Foreign Accounts or Eligible Unbilled Foreign Accounts, a copy of any reporting required to be delivered to the insurance provider under such credit risk insurance policy, and (ii) proof of payment of each quarterly premium payment required to be made under such credit risk insurance policy by the due date for such payment.

6.05    Notices.

(a)     Defaults. The Credit Parties will notify the Administrative Agent and each Lender in writing of the occurrence of any Default or Event of Default promptly after the occurrence thereof (but in any event within three (3) Business Days of the occurrence thereof (or, in the case of a Default under Section 8.01(c), within three (3) Business Days of Senior Management obtaining actual knowledge of the occurrence of such Default).

(b)     Material Adverse Effect. The Credit Parties shall promptly (but in any event within three (3) Business Days) disclose in writing to the Administrative Agent (for distribution to each Lender) of any matter (including matters relating to litigation against the Credit Parties or violations of Environmental Law) that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)    ERISA Events and Plans. The Credit Parties shall promptly disclose in writing to the Administrative Agent the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect and, promptly after the sending or filing thereof, upon request, shall provide the Administrative Agent with copies of any annual report filed in connection with each Plan or Foreign Plan;

(d)     Change in Accounting Policies or Financial Reporting. The Credit Parties shall promptly disclose in writing to the Administrative Agent notice of (i) any material change in accounting policies or financial reporting practices by the Credit Parties or any Subsidiary of a Credit Party; provided, that no such change shall alter the accounting methodology for Accounts (including the aging of Accounts) without prior written consent of the Administrative Agent or (ii) discharge by any Credit Party of its independent accountants or any withdrawal or resignation by such independent accountants.

(e)      Notice of Tax Claims, Litigation and Judgments. The Credit Parties will give notice to the Administrative Agent in writing within three (3) Business Days of any written notice of proposed assessment or written notice of the commencement of any material audit by any Governmental Authority for unpaid Taxes of any Credit Party or any Subsidiary that are due and payable, any commencement of any investigation, litigation or proceedings affecting any Credit Party or any Subsidiary to which any Credit Party or any Subsidiary of any Credit Party is or becomes a party involving any claim against any Credit Party that has resulted in or would reasonably be expected to result in (i) liabilities of more than the Threshold Amount that are not covered by insurance policies maintained in accordance with Section 6.07 against any Credit Party or any Subsidiary or (ii) a Material Adverse Effect. The Credit Parties will promptly give notice to the Administrative Agent and each Lender, in writing, in form and detail reasonably satisfactory to the Administrative Agent, of any judgment not covered by insurance, final or otherwise, against any Credit Party (x) affecting or with respect to this Agreement, any other Loan Document or any security interest or Lien created thereunder or (y) that would reasonably be expected to have a Material Adverse Effect.

(f)      Notification of Claim against Collateral. The Credit Parties will, promptly notify the Administrative Agent in writing of any (a) Lien made or asserted against any of the Collateral (other than Permitted Liens), or (b) setoff, written demand, claims, withholdings or other defenses in amounts greater than the Threshold Amount to the extent not covered by insurance policies maintained in accordance with Section 6.07, or defenses to the Administrative Agent’s rights with respect to the Collateral.

(g)      Notification of Additional Intellectual Property Rights. Concurrently with the delivery of financial statements with respect to the last Fiscal Month of any Fiscal Quarter, the Credit Parties will notify the Administrative Agent in writing of any patents, or patent applications filed with the PTO during such Fiscal Quarter, registered copyrights or mask works registered with the United States Copyright Office (or any successor agency thereto) during such Fiscal Quarter, applications for registration of copyrights or mask works filed with the United States Copyright Office (or any successor agency thereto) during such Fiscal Quarter and trademark and service mark registrations with the PTO during such Fiscal Quarter, and trademark and service mark registration applications filed with the PTO during such Fiscal Quarter, in each case owned by a Credit Party and which qualify as Collateral and in each case to the extent not listed on the Perfection Certificate most recently delivered to the Administrative Agent in accordance with this Agreement.

(h)      Environmental Events. The Credit Parties will promptly give notice to the Administrative Agent and each Lender (a) of any violation of any Environmental Law that any Credit Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon any member of Senior Management of any Credit Party becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential Environmental Liability, of any Governmental Authority that, in the case of clauses (a) or (b) above, would reasonably be expected to result in a Material Adverse Effect.

(i)       Prepayment Events. Promptly following the occurrence of any event for which the Borrower is required to make a prepayment under Sections 2.03(c) through (f), together with all supporting information reasonably requested by the Administrative Agent.

(j)     Change in CEO or CFO. The Credit Parties shall provide to the Administrative Agent prompt written notice of any change in any Credit Party’s chief executive officer or chief financial officer and such change in chief executive officer or chief financial officer shall be reasonably satisfactory to the Administrative Agent.

(k)      Fundamental Changes. The Credit Parties shall provide to the Administrative Agent promptly written notice of the occurrence of any event described in Section 7.05(a).

Delivery by the Credit Parties to the Administrative Agent of any and all notices required to be delivered to the Lenders as herein required shall be deemed made upon receipt of such notices by the Administrative Agent.

6.06    Legal Existence; Maintenance of Properties.

(a)      Except as permitted by Section 7.05, each Credit Party will do all things necessary to (i) maintain in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization or incorporation, (ii) maintain its qualification to do business in each state or other jurisdiction in which the failure to do so would result in a Material Adverse Effect, and (iii) maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not result in a Material Adverse Effect.

(b)      Each Credit Party (i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, subject to ordinary wear and tear or except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) will cause to be made all necessary repairs, renewals and replacement thereof, all as in the judgment of the Credit Parties may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 6.06(b) shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is permitted by Section 7.05(b).

6.07    Insurance. Each Credit Party will maintain with financially sound and reputable insurers insurance (a) with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents,

(b) business interruption insurance, and (c) so long as required to maintain the eligibility of Eligible Foreign Accounts or Eligible Unbilled Foreign Accounts included in the Borrowing Base unless otherwise agreed in writing by the Administrative Agent in its Permitted Discretion, credit insurance in form, substance, amounts, periods, and by an insurer, as reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent agrees that the insurance in place on the Closing Date with respect to clauses (a) and (b) above is with financially sound and reputable insurers. Such policies of insurance in respect of the preceding clause (a) and (c) shall name the Administrative Agent as an additional insured or lender’s loss payee, as applicable and each Credit Party shall use commercially reasonable efforts to cause such policies of insurance to provide for not less than 30 days’ prior notice (or not less than 10 days’ in the case of the non-payment of premium) to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08    Taxes. Each Credit Party will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all federal and all other material Taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such Taxes, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided further that the Credit Parties will (a) pay all such Taxes, assessments, charges, levies or claims forthwith upon the commencement of any proceedings to foreclose or otherwise enforce any Lien that may have attached as security therefor, (b) will withhold from each payment to be made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all Taxes and all other deductions or withholdings required to be withheld therefrom and pay the same to the proper taxing authority within the time required under any applicable Law, and (c) collect from all Persons the amount of all Taxes required by applicable Law to be collected from them and remit the same to the proper taxing authority within the time required under any applicable Law, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that (i) the Administrative Agent may, without limiting the generality of its discretionary rights with respect to Reserves, impose Reserves with respect to such Lien and (ii) the Credit Parties shall promptly provide the Administrative Agent written notice of the commencement of any such proceeding to foreclose or enforce such Lien. Each Credit Party shall file or cause to be filed all federal, state and all material local and foreign income tax returns, and all other tax returns, reports, and declarations required by any jurisdiction to which it is subject as required by applicable Law.

6.09    Compliance with Laws, Contracts, Licenses, Permits. Each of the Credit Parties will comply with (a) the applicable Laws wherever its business is conducted, including, without limitation, all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments (including, without limitation, any lease agreements) by which it or any of its properties may be bound, and (d) all applicable decrees, orders, and judgments, provided, that in each case, such compliance shall be required by this Agreement only where noncompliance with this Section 6.09(a), (c) or (d) would result in a Material Adverse Effect. If any authorization, consent, approval, permit or license from any Governmental Authority or any central bank or other fiscal or monetary authority shall become necessary or required in order that any Credit Party may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Credit Party is a party or to conduct its business in any jurisdiction in which it operates, each Credit Party will promptly take or cause to be taken all reasonable steps within the power of such Credit Party to obtain such authorization, consent, approval, permit or license, and upon the reasonable request of the Administrative Agent, to furnish the Administrative Agent and the Lenders with evidence thereof. In the event a Credit Party is unsuccessful in obtaining such authorization, consent, approval, permit or license, the Administrative Agent may without limiting the generality of its discretionary rights with respect to Reserves, impose Reserves in its Permitted Discretion with respect to any Collateral held by such Person which the Administrative Agent reasonably determines is affected by such failure to obtain such authorization, consent, approval, permit or license.

6.10    [Reserved].

6.11    Use of Proceeds. The proceeds of the Loans shall be used solely for (a) working capital and general corporate purposes, in each case subject to the restrictions set forth in this Agreement, (b) the payment of fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and (c) to repay the Specified Existing Debt in full.

6.12    Covenant to Guarantee Obligations and Give Security.

(a)      Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Subsidiary) after the Closing Date by any Credit Party (or upon any Subsidiary ceasing to constitute an Excluded Subsidiary), then the Credit Parties shall, at the Credit Parties’ expense, within thirty (30) days after such formation or acquisition (or such longer period acceptable to the Administrative Agent in its sole discretion):

(i)        cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guarantee guaranteeing the other Credit Parties’ obligations under the Loan Documents,

(ii)    furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(iii)    cause such Subsidiary to duly execute and deliver to the Administrative Agent the Security Documents required to be so executed and delivered pursuant to the terms of the Loan Documents to secure payment of all the Obligations of such Subsidiary under the Loan Documents by granting Liens on all such real and personal properties of such Subsidiary that constitute Collateral,

(iv)    cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements or similar filing in any applicable jurisdiction or such other actions as are necessary or desirable under any applicable Law) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent valid and subsisting Liens on the Collateral, enforceable against all third parties in accordance with their terms, and

(v)    deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)       Upon the acquisition of any property constituting Collateral (excluding any Excluded Assets) by any Credit Party following the Closing Date and upon the acquisition of any material assets located in any jurisdiction outside of the United States, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties (unless such property is specifically excluded as Collateral by the terms of the Security Documents), then the Credit Parties shall, at the Credit Parties’ expense, within thirty (30) days after such acquisition (or such longer period acceptable to the Administrative Agent in its sole discretion):

(i)        furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)      cause the applicable Credit Party to duly execute and deliver to the Administrative Agent the Security Documents (to the extent not already delivered) required to be so executed and delivered pursuant to the terms of the Loan Documents to secure payment of all the Obligations of the applicable Credit Party under the Loan Documents and constituting Liens on all such properties, and

(iii)     deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clause (ii) above, and as to such other matters as the Administrative Agent may reasonably request.

(c)       within sixty (60) days after such acquisition (or such longer period acceptable to the Administrative Agent in its sole discretion) of any Real Estate (other than Excluded Assets) not subject to the Administrative Agent’s first priority lien, cause the applicable Credit Party to take whatever action (including the recording of Mortgages in respect of fee owned real property, the delivery of title insurance, surveys and environmental reports, the filing of Uniform Commercial Code financing statements or similar filing in any applicable jurisdiction, the giving of notices and the endorsement of notices on title documents or such action necessary or desirable under applicable Law) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent valid and subsisting Liens on such Real Estate, enforceable against all third parties, and deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained herein and as to such other matters as the Administrative Agent may reasonably request.

(d)       At any time upon request of the Administrative Agent, promptly (i) execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such Security Documents, and (ii) execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable with respect to any interests of the Credit Parties (as of the Closing Date or thereafter) in any Accounts owed by Account Debtors headquartered outside the United States.

6.13    Conduct of Business. Except as permitted by Section 7.05, each Credit Party will not engage in any business materially different than the businesses engaged in by such Credit Party on the Closing Date, or such businesses as are reasonably related to the businesses engaged in by such Credit Party on the Closing Date.

6.14    Further Assurances. Each Credit Party will cooperate with the Administrative Agent and the Lenders execute such further instruments and documents as the Administrative Agent or the Lenders shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.15     Inspections; Collateral Reports, etc.

(a)      General. No more than on one occasion in any 12-month period (or any number of occasions to the extent an Event of Default has occurred and is continuing), each Credit Party shall permit the Administrative Agent, at the Credit Parties’ expense, to visit and inspect any of the properties of any Credit Party, to examine the books of account of such Credit Party’s files and records regarding the Accounts, and other Collateral (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Credit Party with, and to be advised as to the same by, its and their officers, in each case, at such reasonable times and with prior notice as the Administrative Agent may reasonably request.

(b)     Commercial Field Exams. From time to time upon the request of the Administrative Agent or the Required Lenders, at the Credit Parties’ expense, the Credit Parties will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a commercial field examination of an independent collateral auditor reasonably satisfactory to the Administrative Agent with respect to Accounts and other Collateral, which report shall indicate whether or not the information set forth in the Borrowing Base Certificates delivered to the Administrative Agent and Lenders are accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the applicable Credit Parties), Reserves, and other Collateral, and which shall indicate the adequacy of the Credit Parties’ systems, processes and procedures with respect to the Collateral; provided that the Credit Parties shall not be required to incur, in any twelve (12) month period, the costs and expenses of more than two (2) such commercial field examinations unless an Event of Default has occurred and is continuing, in which case, there shall be no limit on the number of commercial field examinations made at the expense of the Credit Parties. For purposes of this Section 6.15(b), it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Credit Parties and their assets.

(c)       [Reserved].

(d)     Communications with Accountants. Each Credit Party authorizes the Administrative Agent and the Lenders to communicate directly with such Credit Party’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Credit Party. At the request of the Administrative Agent or any Lender, each Credit Party shall deliver a letter addressed to such accountants authorizing them to communicate directly with the Administrative Agent and the Lenders in accordance with the foregoing. It is understood that notwithstanding such authorization from the Credit Parties, such accountants may decline to communicate directly with the Administrative Agent and the Credit Parties shall only be required to use commercially reasonable efforts to cause such accountants to do so.

(e)      Accounts. The Administrative Agent shall have the right to analyze and verify the Accounts in any manner and through any medium that it reasonably considers necessary in its Permitted Discretion, and the Credit Parties shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time a Specified Event of Default (or, in the case of any Account Debtors located outside of the United States or Canada, an Event of Default) has occurred and is continuing, the Administrative Agent may in its own name or in the name of others (including a Credit Party) communicate with Account Debtors on the Accounts to inform such Account Debtors of the Administrative Agent’s payment instructions, in each case to the extent in compliance with all applicable Laws.

6.16     Cash Management.

(a)      General. The Credit Parties shall, in each case, subject to Section 6.16(b) below, (i) instruct all account debtors of the Credit Parties to remit all cash proceeds of Accounts, check and other items of payment directly to depository accounts with financial institutions which have entered into Agency Account Agreements in form and substance reasonably satisfactory to the Administrative Agent (“Concentration Accounts”), and (ii) at all times ensure that all other cash, cash proceeds, checks and other items of payment of the Credit Parties not contained in Excluded Accounts, including (A) proceeds of any Collateral or any Net Cash Proceeds required to be applied to prepay the Loans pursuant to Sections 2.03(b) through (f) and (B) and amounts received by the Credit Parties in respect of the Accounts, in each case, be immediately deposited directly into a Concentration Account. The Credit Parties shall use commercially reasonable efforts to ensure that the Administrative Agent shall at all times have “viewer access” with respect to each and all Concentration Accounts (other than Excluded Accounts) to view in real time the balances and transactions relating to each such account via the relevant depositary bank’s online systems and internet banking platforms, and the Credit Parties agree to use commercially reasonable efforts to take all such actions as may be required or reasonably requested by the Administrative Agent to effect the foregoing.

(b)      Agency Account Agreements. Each Agency Account Agreement shall require that, during the occurrence and continuation of a Cash Dominion Trigger Period and upon instruction of the Administrative Agent, each depositary bank party to such Agency Account Agreement transfer all cash receipts and other collections by ACH or wire transfer no less frequently than daily to an account in the name of the Administrative Agent designated by the Administrative Agent (the “Collection Account”); provided that so long as any Obligations are then outstanding, for the purposes of calculating interest, one Business Day shall be deemed added to the date such transfer is received. The Credit Parties hereby acknowledge and agree that (i) the Credit Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) during the continuance of such Cash Dominion Trigger Period, the funds on deposit in the Collection Account may be applied as provided in Section 2.05(c); provided that, if a Cash Dominion Trigger Period is no longer in effect, upon the request of the Borrower, the Administrative Agent shall promptly transfer any funds held in the Collection Account to a Concentration Account and/or the Reserved Cash Account, in each case as designated by the Borrower. In the event that, notwithstanding the provisions of this Section 6.16(a) or (b), any Credit Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Credit Party for the Administrative Agent, and shall, not later than the Business Day after such Credit Party’s knowledge of receipt thereof, be deposited into a Concentration Account, or during the occurrence and continuation of a Cash Dominion Trigger Period, the Collection Account, or dealt with in such other fashion as such Credit Party may be reasonably instructed by the Administrative Agent.

(c)      Other Accounts. The Credit Parties shall cause all deposit accounts, all securities accounts and all commodities accounts (other than Excluded Accounts) of the Credit Parties to be subject to Agency Account Agreements as of the Closing Date (or, in the case of any such accounts opened after the Closing Date or that no longer constitute Excluded Accounts, within 30 days of the date such account has been opened or no longer constitutes an Excluded Account, as applicable (or such longer period acceptable to the Administrative Agent in its sole discretion) and, in any case, prior to depositing any funds or other assets therein).

6.17    Post-Closing Obligations. Each Credit Party agrees that it will complete each of the actions described on Schedule 6.17 as promptly as practicable, and in any event within the time periods set forth therein with respect to such action (or, in each case, such later date as the Administrative Agent reasonably agrees to in writing).

6.18    Financial Advisor.

(a)     The Credit Parties shall engage the Financial Advisor on or prior to the First Amendment Effective Date and shall continue to retain the Financial Advisor until otherwise agreed by the Administrative Agent in writing. The retention of the Financial Advisor shall be on terms and conditions (including as to scope of engagement) reasonably satisfactory to the Administrative Agent (provided that the terms and conditions set forth in the Financial Advisor Engagement Letter as of the First Amendment Effective Date are satisfactory to the Administrative Agent). The Financial Advisor shall be retained by and at the sole cost and expense of the Credit Parties and solely on behalf of the Credit Parties at all times. The Financial Advisor Engagement Letter shall not be amended, restated, replaced, supplemented or otherwise modified without the consent of the Administrative Agent.

(b)      The Credit Parties shall use commercially reasonable efforts to cooperate with the Financial Advisor in all material respects. The Credit Parties hereby (i) authorize the Administrative Agent (or its respective agents or advisors) to communicate directly with the Financial Advisor regarding any and all matters related to the Credit Parties and their Affiliates, including, without limitation, all financial reports and projections developed, reviewed or verified by the Financial Advisor and all additional information, reports and statements reasonably requested by the Administrative Agent, and (ii) authorize and direct the Financial Advisor to provide the Administrative Agent (or its respective agents or advisors) with copies of reports and other information or materials prepared or reviewed by such Financial Advisor as the Administrative Agent may reasonably request; provided that (A) any such materials or information provided to the Administrative Agent by the Financial Advisor shall be substantially concurrently provided to the Borrower (to the extent not already in its possession) and (B) the Financial Advisor shall not be required to disclose materials or information (or any portion thereof) to the Administrative Agent if such disclosure would compromise any good faith attorney-client privilege afforded to attorney work product; provided further that such information may be redacted, solely to the extent that the Financial Advisor or any Credit Party, as applicable, determines in good faith that such exclusion or redaction, as the case may be, is required to preserve the attorney-client privilege.

(c)     From time to time upon the reasonable request of the Administrative Agent, the Credit Parties shall conduct, and financial officers of the Credit Parties shall participate in (and the Credit Parties shall use commercially reasonable efforts to cause the Financial Advisor to participate in), status calls with the Administrative Agent to discuss (i) the financial operations and performance of the Credit Parties’ business or (ii) such other matters relating to the Credit Parties as the Administrative Agent (or their respective agents or advisors) shall reasonably request (in each case, subject to protection consistent with clause (B) of the proviso to Section 6.18(b)).

ARTICLE VII

NEGATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Subsidiaries that, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation remains outstanding:

7.01    Investments. None of the Credit Parties nor any of its Subsidiaries will make any Investment in any Person, except for Investments which consist of:

(a)     Investments (i) comprised of notes payable, or stock or other securities issued by account debtors (that is not an Affiliate) to such Credit Parties with respect to settlement of such account debtor’s accounts in the ordinary course of business or (ii) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)      Capital Stock (i) issued and outstanding on the Closing Date in its Subsidiaries in existence on the Closing Date, or (ii) issued to a Credit Party following the Closing Date by another Person that will become a Credit Party promptly following such issuance or capital contribution between such Persons;

(c)      Investments (i) by and among Credit Parties, or by any Subsidiary that is not a Credit Party in any Credit Party, in each case, so long as, to the extent consisting of intercompany loans, the Administrative Agent has a first priority, perfected Lien in such intercompany loans and has received an Intercompany Note evidencing such intercompany loans, together with transfer powers executed in blank in connection therewith, (ii) by and among Subsidiaries that are not Credit Parties and (iii) so long as no Specified Event of Default exists, by the Credit Parties in Subsidiaries that are not Credit Parties in an aggregate amount not exceeding $1,500,000 in any Fiscal Quarter and in an aggregate amount not exceeding $6,000,000 in any Fiscal Year;

(d)      Investments consisting of any Credit Party Guaranteeing (i) the Obligations of the Credit Parties and (ii) other Indebtedness if such Credit Party would be permitted to directly incur such Indebtedness under Section 7.02;

(e)      Investments in cash or Cash Equivalents;

(f)      Investments consisting of loans or advances to its respective employees on an arm’s-length basis in the ordinary course of business for travel expenses, relocation costs and similar purposes (or such other purposes as would be consistent with past practices) up to a maximum of $50,000 per employee at any one time outstanding and $250,000 in the aggregate at any one time outstanding;

(g)      Investments existing as of the Closing Date and set forth on Schedule 7.01;

(h)      Permitted Acquisitions;

(i)      Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of the Borrower or any of its Subsidiaries which are used by such Persons to simultaneously purchase equity interests of the Parent in an amount not exceeding $1,000,000 in the aggregate at any one time outstanding;

(j)     Investments of the Borrower or any of its Subsidiaries in connection with the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Parent held by any employee, director, consultant or officer (or any spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees, estates, wealth management vehicles, or distributees of any of the foregoing) of the Borrower, any Credit Party or any Subsidiary of any Credit Party pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement approved by the board of directors of the Parent (including any treasury buybacks upon the vesting of any restricted stock units) or upon the death, disability, retirement or termination of employment of such employee, director, consultant or officer in an amount not exceeding $1,000,000 in the aggregate per Fiscal Year.

(k)      other Investments in an aggregate outstanding amount not exceeding $500,000 at any time outstanding during the term of this Agreement.

Notwithstanding anything to the contrary set forth herein, (1) no Intellectual Property (or the identifiable products or the proceeds of any of the foregoing) shall be the subject of any Investment permitted pursuant to this Section 7.01 from any Credit Party in any non-Credit Party and (2) no other assets included in the determination of the Borrowing Base (for the avoidance of doubt, excluding any cash and Cash Equivalents that do not constitute Reserved Cash) shall be the subject of any Investment in or to any non-Credit Party as provided in this Section 7.01.

7.02    Restrictions on Indebtedness. None of the Credit Parties nor any of its Subsidiaries will incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)      Indebtedness of the Credit Parties consisting of the Obligations under the Loan Documents;

(b)     Indebtedness of any Credit Party outstanding as of the Closing Date and reflected on Schedule 7.02 hereto and any refinancing thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof, changing the amortization thereof (other than to extend the same), decreasing the weighted average life thereof, accelerating the maturity date thereof or increasing the cash pay interest thereof and that are otherwise on terms and conditions no less favorable as a whole to such Credit Party, the Administrative Agent or any other Secured Party, as determined by the Administrative Agent than the terms of the Indebtedness being refinanced, amended or modified;

(c)      Indebtedness in respect of Swap Contracts entered into not for speculative purposes;

(d)      Indebtedness consisting of intercompany loans and advances permitted by Section 7.01(c);

(e)      Guarantees by any Credit Party of Indebtedness of any other Credit Party permitted by this Section 7.02;

(f)       Indebtedness consisting of (i) contingent liabilities under surety bonds and similar instruments incurred in the ordinary course of business or (ii) letters of credit that are consistent with past practice in an aggregate amount not exceeding $1,600,000 at any time outstanding;

(g)     Indebtedness in the ordinary course of business in respect of (i) services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including netting services, automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, foreign currency conversion, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services, (ii) commercial credit card, purchase card and merchant card services and (iii) other similar banking products or services as may be requested by any Credit Party or Subsidiary from time to time;

(h)     to the extent constituting Indebtedness, obligations in respect of agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Credit Party under any insurance policies entered into in the ordinary course of business that are either (i) unsecured or (ii) secured by a Lien permitted under Section 7.03(a)(x);

(i)       Indebtedness of the Credit Parties and their Subsidiaries consisting of Capitalized Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension (other than by an amount equal to all accrued and unpaid interest thereon, any premium required to be paid in connection therein and all reasonable expenses incurred in connection therewith); and (iii) the total amount of all such Indebtedness shall not exceed $1,500,000 at any time outstanding; and

(j)       other unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding during the term of this Agreement.

7.03    Restrictions on Liens.

(a)      Permitted Liens. None of the Credit Parties nor any of its Subsidiaries will create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom other than:

(i)       Liens of landlords, carriers, warehousemen, repairmen, mechanics and materialmen and other like Liens created in the ordinary course of business, for amounts overdue by not more than thirty (30) days or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (it being understood that the Administrative Agent may impose Reserves in its Permitted Discretion with respect to such Liens);

(ii)     Liens, pledges or deposits made or incurred in connection with worker’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits, in connection with statutory obligations or leases to which it is a party or to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds, letters of credit and other similar obligations or arising as a result of progress payments under government contracts or contracts with public utilities, in each case, in the ordinary course of business;

(iii)     minor defects, irregularities, encumbrances, easements, zoning restrictions, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially interfere with the present or proposed use or value of the applicable Credit Party’s real property;

(iv)     Liens in favor of the Administrative Agent and the other Secured Parties securing the Obligations, including, to the extent constituting a Lien, Liens on the Administrative Agent’s interest in Reserved Cash;

(v)      Liens in existence on the Closing Date and listed on Schedule 7.03; provided that (i) the Lien does not extend to any additional property and (ii) to the extent such amount secured constitutes Indebtedness, such Indebtedness is permitted by Section 7.02(b), and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(vi)      Liens securing judgments for the payment of money not constituting an Event of Default so long as the enforcement of such Lien has been effectively stayed and so long as such Lien is junior to the Lien in favor of the Administrative Agent granted under the Security Documents;

(vii)    Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry to secure usual and customary fees, returned items and other like exposure with respect to such account relating to deposit or securities accounts maintained by any Credit Party with such banking institution;

(viii)    Liens for Taxes not yet due and payable or which are being contested in accordance with Section 6.08;

(ix)      Liens on unearned insurance premiums securing the payment of financed insurance premiums; provided that such Liens extend only to such insurance premiums or loss payment or similar payment from any insurance provider in an amount not in excess of any unpaid financed premiums;

(x)      to the extent constituting a Lien, non-exclusive licenses of Intellectual Property (other than to the extent such licenses would restrict the ability of any Credit Party or the Administrative Agent to sell or license the subject Intellectual Property or impair the security interests granted to the Administrative Agent) in the ordinary course of business not interfering with the business of any Credit Party;

(xi)     Liens securing purchase money Indebtedness or Capitalized Lease obligations (and refinancings thereof) to the extent permitted under Section 7.01(i); provided that (i) such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(xii)     Liens arising from precautionary uniform commercial code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed under any real property or equipment lease permitted by this Agreement;

(xiii)    Liens consisting of cash collateral securing Indebtedness permitted under Section 7.02(f)(ii); and

(xiv)    other Liens so long as the amount of Indebtedness secured by such Liens does not exceed $250,000 in the aggregate at any time outstanding.

(b)    Restrictions on Negative Pledges and Upstream Limitations. No Credit Party shall nor shall it permit any Subsidiary to (i) enter into or permit to exist any arrangement or agreement (excluding this Agreement and the other Loan Documents) which directly or indirectly effectively prohibits any Credit Party or any Subsidiary from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired, as security for the Obligations, or from making Guarantees of the Obligations or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of any Credit Party to pay or make dividends or distributions in cash or kind to any Credit Party, to make loans, advances or other payments of whatsoever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party in each case other than customary anti-assignment provisions contained in leases, licensing agreement and other agreements restricting the assignment thereof entered into by any Credit Party or any Subsidiary in the ordinary course of its business.

7.04    Restricted Payments; Payments on Other Debt.

(a)      Restricted Payments. No Credit Party nor any Subsidiary shall make any Restricted Payment, other than:

(i)       Restricted Payments to the Parent or any other Credit Party from any direct or indirect Subsidiary of the Parent or such other Credit Party, or, in the case of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Subsidiary may make dividends and distributions ratably to any other holders of such Subsidiary’s Capital Stock with respect to their Capital Stock;

(ii)       Restricted Payments payable solely in common Capital Stock of such Person;

(iii)    the repurchase or redemption of Capital Stock of the Parent from the holders of restricted stock units of the Parent granted through stock incentive plans approved by the Parent’s board of directors, in amounts necessary to satisfy the tax obligations of such holders pursuant to the vesting of such restricted stock units; and

(iv)      to the extent constituting a Restricted Payment, any transaction that is otherwise permitted pursuant to Section 7.01.

Notwithstanding anything to the contrary set forth herein, no Intellectual Property or any asset included in the determination of any Borrowing Base (other than cash and Cash Equivalents) shall be the subject of any Restricted Payment to any non-Credit Party without the prior written consent of the Administrative Agent.

(b)     Prepayments. No Credit Party nor any Subsidiary shall pay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, other than (i) the Obligations to the extent permitted hereunder, (ii) regularly scheduled payments of principal and interest due on the Junior Promissory Note pursuant to the terms thereof (but not any voluntary prepayments of the Junior Promissory Note) and (iii) Indebtedness permitted pursuant to Sections 7.02(c), (d) (solely with respect to Indebtedness due to a Credit Party or due to a non-Credit Party by a non-Credit Party, in each case subject to the terms of any Intercompany Note) or (i).

7.05     Merger, Consolidation and Disposition of Assets.

(a)      Mergers and Acquisitions. None of the Credit Parties nor any Subsidiary will become a party to any merger, dissolution, liquidation or consolidation, except for the merger and/or consolidation of (i) one or more of the Credit Parties (other than the Borrower) with and into a Credit Party and (ii) one or more non-Credit Parties with and into (x) a Credit Party, so long as such Credit Party is the surviving entity, or (y) any other non-Credit Party.

(b)      Disposition of Assets. No Credit Party nor any Subsidiary shall dissolve, liquidate or sell, transfer, convey, license, lease, assign, factor or otherwise dispose of any of its properties or other assets, any Capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), any of its Accounts or any of its other Investments, or cease to own and control legally and beneficially Capital Stock of the Subsidiaries owned on the Closing Date representing 100% of the combined voting power of all of Capital Stock entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Capital Stock that such Person has the right to acquire pursuant to any option right), other than:

(i)        the sale of Inventory in the ordinary course of business;

(ii)       dispositions of obsolete or worn out equipment or fixtures no longer useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(iii)     so long as no Event of Default has occurred which is continuing or would result therefrom, sales of equipment now owned or hereafter acquired by any Credit Party in an aggregate amount not in excess of $250,000 during the term of this Agreement;

(iv)     (A) non-exclusive licenses of Intellectual Property in the ordinary course of business (other than to the extent such licenses would materially impair the security interests granted to the Administrative Agent, taken as a whole), or (B) the abandonment, cancellation, allowance to lapse or be dedicated to the public domain, any Intellectual Property (1) which are no longer material to the business of any Credit Party as determined in the good faith reasonable business judgment of the Credit Parties, or (2) as otherwise determined in such Credit Party’s good faith reasonable business judgment;

(v)       the AdParlor Sale;

(vi)      the True North Loyalty Sale;

(vii)    dispositions or transfers constituting (x) a Restricted Payment permitted by Section 7.04(a) and (y) an Investment permitted by Section 7.01;

(viii)   Notwithstanding anything to the contrary contained in this Section 7.05, the sale, lease, transfer or other disposition of property or assets not to exceed $250,000 in the aggregate in any Fiscal Year of Parent; provided that (A) such sale, lease, transfer or other disposition shall be for fair market value (as determined by the management of the Borrower), (B) at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents and (C) no Event of Default shall exist or shall result therefrom; and

(ix)     other such dispositions (i) from a Credit Party or any Subsidiary to a Credit Party (so long as any such disposition from a non- Credit Party to a Credit Party is for no greater than fair market value), (ii) among non-Credit Parties or (iii) from a Credit Party to a non-Credit Party so long as the aggregate value thereof does not exceed $100,000 in the aggregate in any Fiscal Year of Parent.

Notwithstanding anything to the contrary set forth herein, (A) except between Credit Parties, no Intellectual Property shall be the subject of any dissolutions, liquidations, sales, transfers, conveyances, licenses, leases, assignments or other dispositions permitted pursuant to this Section 7.05 (other than as set forth in clause (iv) above) and (B) no other asset included in the determination of the Borrowing Base shall be the subject of any dissolutions, liquidations, sales, transfers, conveyances, licenses, leases, assignments or other dispositions to any non-Credit Party as provided in this Section 7.05.

7.06    Sale and Leaseback. No Credit Party nor any Subsidiary shall engage in any sale-leaseback or similar transaction or incur any Synthetic Lease obligations involving any of its assets.

7.07    Accounting Changes; Change of Fiscal Year. No Credit Party nor any Subsidiary will make any change in (a) accounting policies or reporting practices, except as permitted by GAAP or (b) their Fiscal Year.

7.08    Transactions with Affiliates. No Credit Party nor any Subsidiary will engage in any transaction with any Affiliate, whether or not in the ordinary course of business, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, on terms less favorable to such Credit Party or Subsidiary or Affiliate than would have been obtainable on an arm’s-length basis with a non-Affiliate; provided that the foregoing restriction shall not apply to (i) transactions solely among the Credit Parties otherwise permitted hereunder, (ii) any Restricted Payment permitted under Section 7.04, (iii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto that is not materially adverse to any Lender and (iv) payment of the fees of members of any board of directors, board of managers or advisory board of the Credit Parties or any Subsidiary in an amount not to exceed $750,000 in the aggregate in any Fiscal Year of Parent, and reimbursement of actual out-of-pocket expenses incurred in connection with attending meetings of the board of directors, board of managers or advisory board.

7.09    Change in Terms of Governing Documents. No Credit Party nor any Subsidiary shall change or amend, modify, supplement or waive the terms of any of its Governing Documents, except amendments, modifications, supplements or waivers that do not adversely affect the rights or interests of the Administrative Agent or the Lenders.

7.10    Change in Nature of Business. No Credit Party nor any Subsidiary shall engage in any line of business substantially different from those lines of business conducted by such Credit Party on the Closing Date.

7.11    Margin Regulations. No Credit Party shall use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12    Financial Covenants.

(a)       Minimum Excess Availability. The Credit Parties and their Subsidiaries shall maintain Excess Availability at all times equal or greater than the greater of (i) $3,000,000 and (ii) 7.5% of the Line Cap. Notwithstanding the foregoing, on and after the First Amendment Effective Date, the Credit Parties and their Subsidiaries shall maintain Excess Availability (i) at all times equal or greater than (A) the greater of (i) $3,000,000 and (ii) 7.5% of the Line Cap, plus (B) $3,000,000.

(b)      MinimumModifiedConsolidatedEBITDA/ConsolidatedFixedCharge Coverage Ratio.

(i)       The Credit Parties and their Subsidiaries shall maintain Modified Consolidated EBITDA calculated as of the last day of each Fiscal Quarter set forth below for the Measurement Period ending on such date of not less than the amount set forth opposite such Fiscal Quarter under the column “Minimum Modified Consolidated EBITDA” (provided that, for the avoidance of doubt, compliance with this clause (b)(i) shall not be required commencing with the Fiscal Quarter ending June 30, 2025):

Fiscal Quarter ending	Minimum Modified Consolidated EBITDA
March 31, 2024	($1,500,000)
June 30, 2024	($5,000,000)
September 30, 2024	$200,000
December 31, 2024	$6,900,000
March 31, 2025	$9,900,000

(ii)      Commencing with the Fiscal Quarter ending June 30, 2025, calculated as of the last day of such Fiscal Quarter and each Fiscal Quarter thereafter, the Credit Parties and their Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on such date of no less than 1.10:1.00.

7.13    Sanctions. The Credit Parties shall not permit any Loan or the proceeds of any Loan, directly or indirectly, to be lent, contributed or otherwise made available to any Subsidiary, joint venture partner, or other individual or entity, to fund any activities of or business with any individual or entity in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, or the Administrative Agent) of any Sanctions.

7.14    Holding Company. The Parent will not engage to any extent in any business whatsoever other than the business of owning and managing, directly, beneficially and of record, 100% of the issued and outstanding Capital Stock of the Borrower and activities directly related thereto and, in furtherance and without limitation thereof, will not create or acquire any Subsidiary (other than the Borrower or any Subsidiary of the Borrower).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)       Non-Payment. Any Credit Party shall fail to (i) pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (including, without limitation, Section 2.03(b)) or (ii) pay any interest on the Loans, the fees or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and, in the case of this clause (ii), such failure to pay any interest on the Loans shall continue unremedied for two (2) Business Days or such failure to pay any other amounts under this clause (ii) shall continue unremedied for three (3) Business Days; or

(b)      Specific Covenants. Any Credit Party shall fail to comply with any of its covenants contained in Section 2.03(b), Sections 6.04(a), (b) or (c), 6.05(a) or 6.06 (solely with respect to maintenance of existence), 6.15, 6.16, 6.17, 6.18 or Article 7; or

(c)       Other Defaults. Any Credit Party shall fail (or, to the extent applicable, fail to cause its Subsidiaries) to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8.01) and such failure continues for thirty (30) days; or

(d)      Representations and Warranties.

(i)       Generally. Any representation or warranty of any Credit Party in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect (but without any duplication of any materiality qualifications) upon the date when made or deemed to have been made or repeated; or

(ii)      Borrowing Base Certificates. Without duplication of the foregoing contained in clause (i) above, any information contained in any Borrowing Base Certificate is untrue, incorrect or misleading (other than (i) inadvertent errors not exceeding $50,000 in the aggregate so long as the Administrative Agent receives a corrected Borrowing Base Certificate no later than one (1) Business Day after (x) the receipt of such Borrowing Base Certificates containing such errors if such error(s) would have caused an Event of Default under Section 7.12 or (y) actual knowledge of the Senior Management of any Credit Party to the extent such error would not have caused an Event of Default under Section 7.12 or (ii) errors understating the Borrowing Base); or

(e)       Inability to Pay Debt; Insolvency Proceedings; Etc. Any Credit Party or any of its Subsidiaries shall make an assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Credit Party or such Subsidiary or of any substantial part of the assets of any Credit Party or such Subsidiary or shall commence any case or other proceeding relating to any Credit Party or such Subsidiary under any Debtor Relief Law, now or hereafter in effect, or shall take any action to authorize or in furtherance of the foregoing, or if any such petition or application (including a bankruptcy application) shall be filed or any such case or other proceeding shall be commenced against any Credit Party or such Subsidiary and such Credit Party or such Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof; a decree or order (including a bankruptcy order) is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Credit Party or any Subsidiary bankrupt or insolvent, or approving a petition or a bankruptcy application in any such case or other proceeding, or a decree or order (including a bankruptcy order) for relief is entered in respect of any Credit Party or any Subsidiary in an involuntary case under any Debtor Relief Laws; or

(f)      Judgments. There shall remain in force for more than thirty (30) days any final, non-appealable judgment against any Credit Party (considered collectively) that exceeds in the aggregate the Threshold Amount which is not covered by insurance policies as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage, unless such judgment has been discharged, satisfied, bonded or stayed pending appeal; or

(g)     ERISA Event. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Credit Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or (iii) with respect to any Foreign Plan a termination, wind-up, withdrawal or non-compliance with applicable Law or plan terms, or a Credit Party amends any Foreign Plan, or incurs or assumes any liabilities under any Foreign Plan, which, in each case of clauses (i) through (iii) above, could either individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; or

(h)      Indebtedness. Any Credit Party shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness in excess of the Threshold Amount, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness in excess of the Threshold Amount for such period of time as would permit (assuming the lapse of time and/or giving of appropriate notice if required and assuming such breach has not been cured within the applicable grace period thereunder) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; or

(i)       Invalidity of Loan Documents; Etc. If any of the Loan Documents shall be cancelled, terminated, revoked, rescinded or otherwise ceases to be in full force and effect other than in accordance with their terms; or the Administrative Agent’s security interests, mortgages or Liens in the Collateral shall cease to be valid and perfected, or shall cease to have the priority contemplated by the Security Documents, other than in accordance with the terms thereof or with a consent or approval obtained in accordance with Section 10.01; or any action at law, suit or in equity or other legal proceeding to cancel, revoke, rescind or declare void any of the Loan Documents shall be commenced by or on behalf of any Credit Party, any Subsidiary or any of their respective equity holders; or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j)       Change of Control. A Change of Control shall occur; or

(k)      Labor Matters; Force Majeure; Etc. There shall occur any strike, lockout, labor dispute, embargo, condemnation, expropriation, act of God or public enemy, or other casualty, which in any such case causes the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party for more than ten (10) consecutive days if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(l)       Conduct of Business. Except as otherwise expressly permitted hereunder, any Credit Party shall (i) take any action, or shall make a determination, whether or not yet formally approved by any Credit Party’s management or board of directors (or equivalent governing body), to (i) suspend the operation of all or a material portion of the business of the Credit Parties taken as a whole or (ii) be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business, unless such order would not have a Material Adverse Effect; or

(m)     Criminal Actions. Any Credit Party, any of its Subsidiaries shall be indicted or convicted for a state or federal crime or any other criminal action having the force of law for a felony that would reasonably be expected to materially impair any rights or remedies of the Administrative Agent or any Lender under any Loan Document.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Required Lenders, shall take any or all of the following actions:

(a)       declare the commitment of each Lender to make Loans to be terminated, including, without limitation, the Revolving Credit Commitments, whereupon such commitments and obligation shall be terminated and any applicable Early Termination Premium shall be immediately due and payable;

(b)      declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable (including, without limitation, any applicable Early Termination Premium), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties; and

(c)      exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(e), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender. No termination of the commitments hereunder shall relieve any Credit Party of any of the Obligations.

8.03    Event of Default Application of Funds. In the event that, following the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral (including, without limitation, Reserved Cash), the Administrative Agent may apply (and shall apply at (a) the request of the Required Lenders or (b) following the exercise of remedies pursuant to Section 8.02, including without limitation, pursuant to the proviso thereof) such monies as follows (and each Lender shall comply with the instructions of the Administrative Agent in the case of any such monies received by any Lender):

(i)        First, to payment of outstanding Protective Advances funded by the Administrative Agent;

(ii)       Second, to payment of Obligations owing to the Administrative Agent constituting (A) indemnities and expenses due and payable under this Agreement and the other Loan Documents (including fees, charges and disbursements of counsel to the Administrative Agent) and (B) the fees due and payable under Section 2.07(b);

(iii)     Third, to payment of Obligations constituting indemnities and expenses (including fees, charges and disbursements of counsel to Lenders and amounts payable under Article III) due and payable to the Lenders under this Agreement and the other Loan Documents, ratably among such Persons in proportion to the respective amounts described in this clause Third payable to them;

(iv)      Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees (including, without limitation, any applicable Early Termination Premium) due and payable to the Lenders under this Agreement and the other Loan Documents ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

(v)       Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among them in proportion to the respective amounts described in this clause Fifth;

(vi)      Sixth, to the payment of all other Obligations ratably among the holders thereof in proportion to the respective amounts described in this clause Sixth; and

(vii)     Seventh, the balance, if any, after all of the Obligations have been indefeasible paid in full, to the Borrower or as otherwise required by Law.

All payments applied to the Loans pursuant to this Section 8.03 shall be applied to the Loans owing to the Lenders in accordance with their respective Applicable Percentages.

Any prepayment of the principal balance of the Term Loan as a result of the application of Reserved Cash shall be subject to any applicable Early Termination Premium and shall be applied to the principal balance of the Term Loans based on the Applicable Percentage of each Lender. Any reduction of the Revolving Credit Commitments as a result of the application of Reserved Cash to repay Revolving Credit Loans shall be subject to any applicable Early Termination Premium and shall be applied to the principal balance of the Revolving Credit Loans based on the Applicable Percentage of each Lender.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

(a)      Each of the Lenders hereby irrevocably appoints SLR to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)     The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent and security trustee (as applicable) of such Lender for purposes of acquiring, holding directly or on trust (as applicable) and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties (whether implied by contract or by law), regardless of whether a Default has occurred and is continuing;

(b)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by a Credit Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be an Affiliate of any Lender or other bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor as provided for above in this Section. Upon the acceptance of a successor’s appointment hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent its sub agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them prior to such resignation.

9.07    Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Collateral and Guarantee Matters. Each of the Lenders irrevocably authorize the Administrative Agent to and upon the request of the Borrower (and at its sole cost and expense) with reasonable advance notice, the Administrative Agent hereby agrees,

(a)       to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has then been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder (other than sales among Credit Parties), or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)       to release any Guarantor from its obligations under the Security Documents and release any related Collateral if such Person ceases to be a Subsidiary as a result of a transaction permitted by Section 7.05 or is or becomes an Excluded Subsidiary.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantees pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

10.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)      postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest (other than default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that for the avoidance of doubt, mandatory prepayments pursuant to Section 2.03 may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;

(c)       reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document relating to the Loans, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest then applicable) or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)     (i) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or the order of the application of payments thereunder, in each case, without the written consent of each Lender directly affected thereby or (ii) change the order of application of any reduction in the Commitments or any prepayment of Loans set forth in the applicable provisions of Section 2.03, in any manner that materially and adversely affects a Lender without the written consent of the Required Lenders;

(e)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) below) without the written consent of each Lender;

(f)       (i) release all or substantially all of the Collateral in any transaction or series of related transactions, (ii) release all or substantially all of the Guarantors party to the Guarantees or release the Borrower, (iii) subordinate the Obligations hereunder to any other Indebtedness or(iv) except as provided by operation of applicable Law, subordinate the Liens on all or substantially all of the Collateral granted in favor of the Administrative Agent for itself and the other Secured Parties under the Security Documents to any other Lien, in each case, without the written consent of each Lender;

(g)      (i) increase the advance rates set forth in or otherwise amend the definition of “Borrowing Base” (including component definitions therein) without the written consent of each Lender, (ii) amend the definition of “Reserves” (including component definition thereof) without the written consent of each Lender, (iii) make less restrictive the eligibility criteria contained in the definitions of “Eligible Domestic Accounts”, “Eligible Domestic Investment Grade Accounts”, “Eligible Domestic Non-Investment Grade Accounts”, “Eligible Unbilled Domestic Accounts”, “Eligible Unbilled Foreign Accounts”, “Eligible Foreign Accounts” or “Protective Advance” without the written consent of each Lender, or (iv) amend Section 2.15 without the consent of each Lender in each case, in a manner which would result in a greater amount of credit being made available to the Borrower (it being understood and agreed that nothing in this clause (g) shall limit, restrict or impair the rights of the Administrative Agent to impose or establish any and all Reserves, and thereafter to reduce or eliminate such Reserves or to determine the eligibility of Collateral for inclusion in the calculation of the Borrowing Base); or

(h)       without the prior written consent of each Lender, impose any materially greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder;

provided further, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) Section 2.07(b) may be amended, or rights or privileges thereunder waived, in a writing executed only by the Borrower and the Administrative Agent; (iv) typographical or scrivener’s errors may be corrected solely with the consent of the Borrower or any other applicable Credit Party and the Administrative Agent, and (v) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 4.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Lenders to make any additional Revolving Credit Loans, unless and until the Required Lenders (or, if applicable, all Lenders) shall have approved such amendment, waiver or consent.

10.02   Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower, any other Credit Party, or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)      Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including through any Electronic Medium) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement, but expressly excluding use of “return receipt requested” functions or features), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)      Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Request Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03  No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04  Expenses; Indemnity; Damage Waiver.

(a)      Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, and their respective Affiliates (limited, in the case of legal expenses, to the legal reasonable fees, charges and disbursements of one primary counsel to all such Persons and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, and the Lenders (limited, in the case of legal expenses, to one primary counsel to the Administrative Agent, Arrangers and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Persons) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal expenses, to one primary counsel to the Administrative Agent, Arrangers and Lenders and their Related Parties to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any other Credit Party, or any Environmental Liability related in any way to the Borrower or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or any of its Related Parties or by reason of any material breach of the obligations of such Indemnitee under this Agreement or the other Loan Documents, (y) result from a claim brought by the Borrower or any other Credit Parties against an Indemnitee for breach in bad faith of such Indemnitee’s or any of its Related Parties obligations hereunder or under any other Loan Document, if the Borrower or such other Credit Parties has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) that is brought by an Indemnitee against another Indemnitee (other than claims against the Administrative Agent solely in its capacity as such or in its fulfilling such role). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that any Credit Party for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (and any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (and any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share of the Aggregate Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (and any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)      Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto (and no Indemnitee or any Subsidiary or Affiliate of Parent) shall assert, and each party hereto hereby waives, any claim against any other party hereto (and any Indemnitee and any Subsidiary or Affiliate of Parent) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)       Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05  Payments Set Aside. To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06  Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party (except to the extent permitted by Section 7.05(a) to the extent a transaction permitted thereby would constitute an assignment) may assign or otherwise transfer any of its rights or obligations hereunder or thereunder, as applicable, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, subject to subsection (h): (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amount. Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000 in the case of any assignment, unless the Administrative Agent otherwise consents; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)       Partial Assignment. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned.

(iii)      Required Consents.

(A)    Unless an Event of Default has occurred that is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required (1) for assignments in respect of any Commitment if such assignment is to a Person that is not an existing Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) to the extent required by subsection (b)(i) of this Section; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(B)    The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (1) for assignments in respect of any Commitment if such assignment is to a Person that is not an existing Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) to the extent required by subsection (b)(i) of this Section.

(iv)      Assignment Fee. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable to the Administrative Agent; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignments to Affiliates, Defaulting Lenders, or Natural Persons. No such assignment shall be made (A) to any Credit Party or any Affiliate or Subsidiary of any Credit Party, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the benefit of a natural person).

(vi)      Maintenance of Pro Rata Shares. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.05, 3.06, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)       Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Credit Party or any Affiliate or Subsidiary of any Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(e)      Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)     Special Purpose Funding Vehicles. Notwithstanding any provision to the contrary, any Lender (a “Granting Lender”) may assign to one or more special purpose funding vehicles (each, an “SPC”) all or any portion of its funded Loans (without, in the case of Revolving Credit Loans, the corresponding Revolving Credit Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Granting Lender and such SPC, and may grant any such SPC the option, in such SPC’s sole discretion, to provide the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPCs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Granting Lender making such assignment shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPC). Notwithstanding such assignment, the Administrative Agent and Borrower may deliver notices to the Granting Lender making such assignment (as agent for the SPC) and not separately to the SPC unless the Administrative Agent and Borrower are requested in writing by the SPC (or its agent) to deliver such notices separately to it. The Borrower shall, at the request of any such Granting Lender, execute and deliver to such Person as such Lender may designate, a Note in the amount of such Granting Lender’s original Note to evidence the Loans of such Granting Lender and related SPC.

(h)      Assignment by SLR Entities. Notwithstanding anything in this Agreement or the other Loan Documents, (x) no SLR Entity shall be required to comply with Section 10.06(b) in connection with any transaction involving any other SLR Entity or any of its or their lenders or funding or financing sources, none of the foregoing shall be considered an assignee hereunder and no SLR Entity shall have any obligation to disclose any such transaction to any Person, and (y) there shall be no limitation or restriction on (I) the ability of any SLR Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, or any Obligation to any other SLR Entity or any lender or financing or funding source of a SLR Entity or (II) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, or any Obligation; provided, however, that with respect to any assignment by SLR pursuant to clauses (x) and (y) hereof, SLR shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

10.07  Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower ~~or~~, any other Credit Party or the Financial Advisor relating to the Borrower or any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Credit Party, as the case may be (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Notwithstanding anything to the contrary contained in this Section 10.07, each Credit Party consents to the publication by the Administrative Agent of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Medium) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. No party hereto shall or shall permit any of its Affiliates to, issue any press release or other public disclosure relating to the closing of the credit facilities provided for herein using the name, logo or otherwise referring to SLR or of any of its Affiliates or the Loan Documents to which SLR or any of its affiliates are a party to without the prior written consent (including via e-mail) of such Person (not to be unreasonably withheld, delayed or conditioned) except to the extent required to do so under applicable Law and then, only after consulting with such Persons unless prohibited from doing so under applicable Law.

10.08  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent, promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09  Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11  Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13  Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then (x) the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and (y) the Administrative Agent may upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)       the Borrower shall have paid (or caused to be paid) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (other than any Early Termination Premium) and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)       such assignment does not conflict with applicable Laws; and

(e)       in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the Administrative Agent shall have consented to such assignment and the applicable assignee shall have consented to the applicable amendment, waiver or consent.

provided that the failure by any Lender to execute and deliver an Assignment and Assumption in connection with any of the foregoing assignments shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling = to require such assignment and delegation cease to apply.

10.14  Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).

(b)      SUBMISSION TO JURISDICTION.EACH PARTY HERETO EACH IRREVOCABLYANDUNCONDITIONALLYSUBMITS,FORITSELFANDITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE OTHER CREDIT PARTIES SIGNATORY HERETO OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)      WAIVER OF VENUE. EACH PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)      SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15  USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined), the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties and their Subsidiaries, which information includes the name and address of the Credit Parties and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties and their Subsidiaries in accordance with the Act. The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.16  ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. IN THE EVENT OF ANY EXPRESS CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN. IT BEING UNDERSTOOD THAT PROVISIONS OF OTHER LOAN DOCUMENTS THAT SUPPLEMENT THE TERMS OF THIS AGREEMENT SHALL NOT BE DEEMED TO BE INCONSISTENT BECAUSE OF THEIR NATURE AS SUPPLEMENTARY PROVISIONS.

10.17  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and none of the Administrative Agent, the Arranger nor any Lender have any obligation to disclose any of such interests to the Credit Parties or any of their Affiliates. To the fullest extent permitted by law, the Credit Parties hereby waive and release any claims that they may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18  Joint and Several Liability of the Credit Parties. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. The obligations of the Credit Parties under the Loan Documents may be enforced by the Administrative Agent and the other Secured Parties against any Credit Party or all Credit Parties in any manner or order selected by the Administrative Agent in its sole discretion. Each Credit Party hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Credit Party due to any payment or performance made under this Agreement, in each case until all Obligations (other than unasserted contingent obligations) shall have been fully satisfied. Without limiting the foregoing provisions of this Section 10.18, each Credit Party acknowledges and agrees that:

(a)       its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Credit Party due to the existence of any proceeding under any Debtor Relief Laws involving any other Credit Party;

(b)      its obligations under this Agreement are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Credit Party or any other Credit Party is joined in any such action or actions;

(c)       it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(d)      any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Credit Party;

(e)      any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Credit Party under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Credit Party;

(f)       any change, restructuring or termination of the structure or existence of any other Credit Party;

(g)       the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Credit Parties under this Agreement; or

(h)       any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Credit Party;

(i)       its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the institution of any proceeding under any Debtor Relief Laws of any other Credit Party, all as though such payment had not been made; and

(j)       it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Credit Party under the Loan Documents, whether existing now or in the future.

10.19  Erroneous Payments.

(a)       If the Administrative Agent notifies a Lender or Secured Party, or any person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)      Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c)      For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender or Secured Party, that all rights and claims of such Lender or Secured Party with respect to the Loans or other Obligations owed to such person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount in accordance with Section 10.06 of this Agreement, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party.

(e)      No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)       Each party’s obligations, agreements and waivers under this Section 10.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

[Remainder of this Page Left Intentionally Blank.]

ANNEX B

Exhibit C

[see attached]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[         ], 20

Financial Statement Date:           ,

To:  Crystal Financial LLC d/b/a SLR Credit Solutions, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 2, 2024 (as amended, restated, amended and restated, extended, modified, supplemented or otherwise in effect from time to time, the “Credit Agreement”), by and among, among others: (i) Fluent, LLC, as the borrower (the “Borrower”); (ii) Fluent, Inc., as a guarantor (the “Parent”), (iii) the other Credit Parties party thereto from time to time; (iv) Crystal Financial LLC d/b/a SLR Credit Solutions, as the administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders; and (v) the Lenders party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, being a Financial Officer of the Parent, hereby certifies in such capacity (and not in an individual capacity) that as such he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Credit Parties, and in such capacity (and not in an individual capacity) that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.  The Credit Parties are delivering attached hereto as Annex A and as required by Section 6.04(a) of the Credit Agreement for the Fiscal Year ended as of the above date: the balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated bases for the Parent and its Subsidiaries, which consolidated statements have been audited and certified without qualification by the Credit Parties’ independent certified public accountants (except for any such qualification (x) relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Parent’s independent certified public accountants or (y) as to the audit for the Fiscal Year ended December 31, 2023, any potential inability to satisfy a financial covenant set forth in Section 7.12 on a future date or in a future period) and set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to the Administrative Agent (provided that any such financial statements containing information of the type and scope consistent with the financial statements for the Fiscal Year ended December 31, 2022 shall be deemed to be reasonably acceptable to the Administrative Agent). The information contained in such consolidated financial statements fairly presents in all material respects the financial condition of Parent and its Subsidiaries on the dates thereof. To the extent such computations differ from those provided pursuant to Section 6.04(b), attached hereto as Schedule 1 are computations evidencing (i) the Consolidated EBITDA and Modified Consolidated EBITDA, as calculated on a trailing twelve month basis at the end of such Fiscal Year and (ii) Consolidated Fixed Charge Coverage Ratio for the Measurement Period ended as of the last day of such Fiscal Year. To the extent such computations differ from those provided pursuant to Section 6.04(b), attached hereto as Schedule 2 are computations relative to Section 7.12 and specifying whether the Parent and its Subsidiaries have complied with Section 7.12. Attached hereto as Schedule 3 is the management discussion and analysis (with reasonable detail and specificity) of the results of operations of such Fiscal Year.

[Use following paragraph 1 for fiscal month-end financial statements]

1.  The Credit Parties are delivering attached hereto as Annex A and as required by Section 6.04(b) of the Credit Agreement for the Fiscal Month ended as of the above date: including, for the last Fiscal Month of the Fiscal Year (subject to subsequent audit adjustments): the unaudited balance sheets as of the end of such Fiscal Month and the related statements of income and cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, on consolidated bases for the Parent and its Subsidiaries, setting forth in comparative form the figures for the corresponding Fiscal Month of the preceding Fiscal Year (for such month and for the portion of the Fiscal Year then elapsed), prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes. The information contained in the financial statements fairly presents in all material respects the financial condition of the Parent and its Subsidiaries on the dates thereof (subject to year-end adjustments and the absence of footnotes), sets forth in comparative form the results for and through such Fiscal Month (and for the portion of the Fiscal Year then elapsed) with the most recent projections delivered to the Administrative Agent pursuant to Section 6.04(b) of the Credit Agreement. Attached hereto as Schedule 1 are computations evidencing (i) the Consolidated EBITDA and Modified Consolidated EBITDA, as calculated for the Measurement Period ended as of the last day of such Fiscal Month and (ii) Consolidated Fixed Charge Coverage Ratio for the Measurement Period ended as of the last day of such Fiscal Month. Attached hereto as Schedule 2 are computations relative to Section 7.12(a) and specifying whether the Parent and its Subsidiaries have complied with Section 7.12(a) as of the end of such Fiscal Month.

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Credit Parties during the accounting period covered by such financial statements.

3.  A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[the undersigned has no knowledge of any Default or Event of Default which has occurred and is continuing as of the date hereof.]

--or--

[the undersigned, has knowledge of the following list of Default(s) and /or Event(s) of Default and the nature thereof:]

4.  The representations and warranties of the Borrower contained in Article V of the Credit Agreement and all representations and warranties of any Credit Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date.

Form of Compliance Certificate

5.  The financial covenant analyses and information set forth on the Schedules hereto is true and accurate on and as of the date of this Certificate in all material respects. All calculations and financial covenant calculations relative to Section 7.12 of the Credit Agreement set forth on the Schedules attached hereto have been made in accordance with the Credit Agreement and are subject to the applicable terms thereof, and

[select one:]

[the Parent and its Subsidiaries have complied with Section 7.12 of the Credit Agreement.]

--or--

[the Parent and its Subsidiaries have not complied with Section 7.12 of the Credit Agreement.]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

FLUENT, INC., as the Parent

By:
Name:
Title:

Form of Compliance Certificate

For the Fiscal Month/Year ended

ANNEX A

Form of Compliance Certificate

For the Fiscal Month/Year ended

SCHEDULE 1

Consolidated EBITDA

(i)	Consolidated Net Income for such period	$

(ii)	any provision for federal, state, local or foreign taxes based on income or profits or capital gains	$

(iii)	Consolidated Interest Expense	$

(iv)	depreciation and amortization expense	$

(v)

transaction costs in connection with the closing of the Loan Documents in an aggregate amount not to exceed $2,600,000 and transaction costs in connection with the closing of consents, amendments, and other modifications of the Loan Documents

$

(vi)	non-cash charges, losses or expenses (excluding reserves for future cash charges);	$

(vii)	Sum of line (i) through line (vi)	$

(viii)

to the extent included in the calculation of Consolidated Net Income of the Credit Parties for such period in accordance with GAAP, non-cash gains or income and non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period

$

Consolidated EBITDA (line (vii) minus line (viii)):		$

Modified Consolidated EBITDA

(i)	Consolidated EBITDA	$

(ii)	capitalized software development costs for such period	$

Modified Consolidated EBITDA (line (i) minus line (ii)): [1]		$

Form of Compliance Certificate

1 Notwithstanding the foregoing, it is understood and agreed that the Modified Consolidated EBITDA for the historical Fiscal Month periods set forth in the table below shall be deemed to be the amounts set forth in the table below adjacent to the relevant period:

Fiscal Month:	Modified Consolidated EBITDA
March 31, 2023	$348,397
April 30, 2023	$2,699,533
May 31, 2023	$1,581,166
June 30, 2023	$77,767
July 31, 2023	($1,151,973)
August 31, 2023	($1,784,214)
September 30, 2023	($527,476)
October 31, 2023	($892,630)
November 30, 2023	$837,957
December 31, 2023	$804,062
January 31, 2024	($59,731)
February 29, 2024	($172,990)

Form of Compliance Certificate

For the Fiscal Month/Year ended

Consolidated Fixed Charge Coverage Ratio

(i)	Modified Consolidated EBITDA for the applicable Measurement Period (from Schedule 1 above):	$

(ii)	cash Consolidated Capital Expenditures, that are not duplicative of amounts deducted in the calculation of Modified Consolidated EBITDA, made during such Measurement Period that are not financed	$

(iii)

the aggregate amount of federal, state, local and foreign income taxes based on income or profits or capital gains paid in cash, in each case, of or by the Credit Parties and their Subsidiaries for the most recently completed Measurement Period included in the calculation of Consolidated EBITDA during such Measurement Period

$

(iv)	Line (i) minus lines (ii) and (iii)	$

(v)	Consolidated Interest Expense paid in cash during such period, net of interest income paid or payable in cash during such period	$

(vi)	all regularly scheduled principal repayments made in cash in respect of Consolidated Funded Indebtedness during such period	$

(vii)

all Restricted Payments (other than Restricted Payments made by a Credit Party to another Credit Party), including, for the avoidance of doubt, all payments in connection with a Permitted Acquisition constituting earn-outs, profit sharing, working capital adjustments or similar payments, made in cash during such period

$

(viii)	Consolidated Fixed Charges (Sum of line (v) through line (vii)	$

Consolidated Fixed Charge Coverage Ratio (ratio of line (iv) to line (viii)):			to 1.00

Form of Compliance Certificate

For the Fiscal Month/Year ended

SCHEDULE 2

Modified Consolidated EBITDA[1]
Modified Consolidated EBITDA (from Schedule 1 above):	$

Modified Consolidated EBITDA required under Section 7.12(b) of the Credit Agreement	$

OR

Consolidated Fixed Charge Coverage Ratio[2]
Consolidated Fixed Charge Coverage Ratio (from Schedule 1 above):		to 1.00

Consolidated Fixed Charge Coverage Ratio required under Section 7.12(b) of the Credit Agreement[3]		to 1.00

1 Commencing with the first Fiscal Quarter after the Closing Date until March 31, 2025

2 Commencing with the Fiscal Quarter ended June 30, 2025

3 To be no less than 1.10:1.00

For the Fiscal Month/Year ended

SCHEDULE 3

Management Discussion and Analysis (with reasonable detail and specificity) of the results of operations.

Form of Compliance Certificate

ANNEX C

Schedule 6.17

[see attached]

Schedule 6.17

Post-Closing Obligations

1.

On or prior to the date that is one (1) Business Day following the Closing Date, the Administrative Agent shall have received (i) all certificates (to the extent such Capital Stock is certificated) evidencing all Capital Stock of each of the Credit Parties (other than the Parent), together with transfer powers (executed in blank) with respect to such certificates, each duly executed, and a signed original, all in form and substance satisfactory to the Administrative Agent, and (ii) all other possessory collateral to be delivered to the Administrative Agent pursuant to the Security Documents, together with all appropriate instruments of transfer (executed in blank);

2.

On or prior to the date that is fourteen (14) days from the Closing Date, the Borrower shall deliver to the Administrative Agent a notice of pledge (Form 1) in appropriate form for filing with the Israeli Registrar of Pledges, in form, scope and substance reasonably satisfactory to the Administrative Agent.

3.	On or prior to the date that is thirty (30) days from the Closing Date, the Credit Parties shall deliver to the Administrative Agent insurance endorsements as required by Section 6.07 hereof.

4.

On or prior to May 17, 2024, the Credit Parties shall deliver to the Administrative Agent forms of notices to Account Debtors with respect to Account Debtors which maintain a chief executive office in Singapore and Germany, which notices shall be in form and substance reasonably acceptable to the Administrative Agent.

5.

On or prior to May 24, 2024, to the extent required to maintain the eligibility of Eligible Foreign Accounts or Eligible Unbilled Foreign Accounts included in the Borrowing Base, unless otherwise agreed in writing by the Administrative Agent in its Permitted Discretion, the Credit Parties shall obtain credit insurance in form, substance, amount, periods and by an insurer reasonably satisfactory to the Administrative Agent with respect to Eligible Foreign Accounts and Eligible Foreign Unbilled Accounts, together with (i) endorsements that shall name the Administrative Agent as additional insured or lender’s loss payee, as applicable and (ii) subject to the commercially reasonable efforts of the Borrower, the Credit Parties shall deliver a fully executed collateral assignment of the policy for such credit insurance, in form and substance reasonable acceptable to the Administrative Agent.